Exhibit 2














                               PURCHASE AGREEMENT

                           Dated as of August 3, 1998


                                      Among


                            IMS Health Incorporated,
                     Pharmaceutical Marketing Services Inc.,
                              PMSI Holdings Limited
                                       and
                    Source Informatics European Holdings LLC





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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   TRANSACTIONS................................2

SECTION 1.1.  Purchase and Sale of the Transferred Assets......................2

SECTION 1.2.  Belgian Subsidiaries.............................................2

                                   ARTICLE II

                                  THE CLOSING..................................3

SECTION 2.1.  The Closing......................................................3

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES........................4

SECTION 3.1.  Representations and Warranties of each of PMSI,
                PMSI Holdings and Source Holdings..............................4

SECTION 3.2.  Representations and Warranties of the Acquiror..................14

                                   ARTICLE IV

                  COVENANTS RELATING TO CONDUCT OF BUSINESS...................18

SECTION 4.1.  Conduct of Business.............................................18

SECTION 4.2.  Other Actions...................................................21

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS...........................22

SECTION 5.1.  Access to Information; Confidentiality..........................22

SECTION 5.2.  Reasonable Efforts..............................................22

SECTION 5.3.  Public Announcements............................................23

SECTION 5.4.  Benefit and Related Matters.....................................23

SECTION 5.5.  Stock Exchange Listing..........................................25

SECTION 5.6.  Noncompetition..................................................25

SECTION 5.7.  Termination of Certain Obligations..............................27

SECTION 5.8.  Taxes...........................................................27

SECTION 5.9.  Scott-Levin Data Supply Agreement...............................28



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SECTION 5.10.  Covenants With Respect to Holding and
                 Disposition of IMS Health
                 Shares.......................................................29

SECTION 5.11.  Capital Contributions of Intercompany Debt.....................30

SECTION 5.12.  Reorganization Treatment.......................................30

SECTION 5.13.  Bugamor Building...............................................30

                                   ARTICLE VI

                              CONDITIONS PRECEDENT............................31

SECTION 6.1.  Conditions to Obligations of Each Party to
                Effect the Transactions to
                Be Effected at the Closing....................................31

SECTION 6.2.  Additional Conditions to Obligations of the
                Acquiror......................................................31

SECTION 6.3.  Additional Conditions to Obligations of PMSI
                and the Sellers...............................................32

                                   ARTICLE VII

                         TERMINATION, AMENDMENT AND WAIVER................... 33

SECTION 7.1.  Termination.....................................................33

SECTION 7.2.  Effect of Termination...........................................34

SECTION 7.3.  Amendment.......................................................34

SECTION 7.4.  Extension; Waiver...............................................34

SECTION 7.5.  Procedure for Termination, Amendment,
                Extension or Waiver...........................................34

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION.........................35

SECTION 8.1.  Survival of Representations and Warranties......................35

SECTION 8.2.  Indemnification by Sellers and PMSI.............................35

SECTION 8.3.  Indemnification by Acquiror.....................................36

SECTION 8.4.  Claims Procedures...............................................36

SECTION 8.5.  Subrogation.....................................................37

SECTION 8.6.  Insured Losses..................................................37

SECTION 8.7.  Tax Indemnification.............................................37

SECTION 8.8.  Contests........................................................38

SECTION 8.9.  Preparation of Tax Returns......................................40


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SECTION 8.10.  Cooperation and Exchange of Information........................41

SECTION 8.11.  Tax Sharing Arrangements.......................................41

SECTION 8.12.  Insured Losses.................................................41

                                   ARTICLE IX

                                GENERAL PROVISIONS............................41

SECTION 9.1.  Fees and Expenses...............................................41

SECTION 9.2.  Notices.........................................................41

SECTION 9.3.  Definitions.....................................................42

SECTION 9.4.  Interpretation..................................................45

SECTION 9.5.  Counterparts....................................................46

SECTION 9.6.  Entire Agreement; No Third-Party Beneficiaries..................46

SECTION 9.7.  GOVERNING LAW...................................................46

SECTION 9.8.  Assignment......................................................47

SECTION 9.9.  Enforcement.....................................................47

SECTION 9.10.  Termination of Merger and Stock Option
                 Agreements...................................................47



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SCHEDULES


PMSI Disclosure Schedule

IMS Health Disclosure Schedule

Schedule I     Interests of PMSI Holdings to be Transferred to IMS Health

Schedule II    Interests of Source Holdings to be Transferred to IMS Health

Schedule III   Required Consents and Filings

Schedule IV    Intercompany Debt

Schedule V     Subject Securities


EXHIBITS

Exhibit A      Form of Registration Rights Agreement

Exhibit B      Form of Allocation Agreement

Exhibit C      Designated Representations

Exhibit D      Scott-Levin Replacement Data Terms

Exhibit E      Form of Confidentiality and Noncompetition Agreement

Exhibit F      Defined Term Cross-References

Exhibit G      Capital Contribution Agreement

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          PURCHASE AGREEMENT, dated as of August 3, 1998, among IMS Health
Incorporated, a Delaware corporation (the "Acquiror" or "IMS Health"), Pharmaceutical Marketing Services Inc., a Delaware corporation ("PMSI"), PMSI Holdings Limited, a Delaware corporation ("PMSI Holdings"), and Source Informatics European Holdings LLC, a Delaware limited liability company ("Source Holdings" and, together with PMSI Holdings, the "Sellers").

          WHEREAS, (i) PMSI and PMSI Holdings desire to transfer, or cause to be transferred, to the Acquiror all of PMSI Holdings' direct and indirect equity interests in the entities (including, without limitation, all of the Capital Stock in such entities) listed on Schedule I hereto and (except as otherwise may be expressly provided herein or in the Allocation Agreement referred to below) all assets, rights and properties used in or necessary to the businesses or operations relating thereto (all such assets to be transferred, collectively, the "PMSI Holdings Transferred Assets") in exchange for shares of IMS Health Common Stock (as defined in Section 9.3 hereof), (ii) PMSI and Source Holdings desire to transfer, or cause to be transferred, to the Acquiror all of Source Holdings' direct and indirect equity interests in the entities (including, without limitation, all of the Capital Stock in such entities) listed on
Schedule II hereto and (except as otherwise may be expressly provided herein or in the Allocation Agreement referred to below) all assets, rights and properties used in or necessary to the businesses or operations relating thereto (all such assets to be transferred, collectively, the "Source Holdings Transferred Assets" and, together with the PMSI Holdings Transferred Assets, the "Transferred Assets"), in exchange for shares of IMS Health Common Stock (such shares, together with the shares of IMS Health Common Stock to be issued in exchange for the PMSI Holdings Transferred Assets, being herein referred to as the "IMS Health Shares") and (iii) the Acquiror desires to acquire the Transferred Assets pursuant to the terms and conditions hereinafter set forth;

          WHEREAS, except as expressly set forth herein, this Agreement supersedes in their entirety the Agreement and Plan of Merger dated as of March 23, 1998 among the Acquiror, as assignee of Nielsen Media Research, Inc., a Delaware corporation formerly known as "Cognizant Corporation" (the "Assignor"), PMSI and New Sierra Acquisition Corp., a Delaware corporation (the "Merger Agreement"), and the Stock Option Agreement dated as of March 23, 1998 between the Acquiror, as assignee of the Assignor, and PMSI (the "Stock Option Agreement"); and

          WHEREAS, the parties intend that, in the case of the transfer of equity interests in each entity listed in Schedules I and II and in the Belgian Subsidiaries (as defined in Section 1.2) as described above, each such transfer shall separately qualify as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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                                    ARTICLE I

                                  TRANSACTIONS

          SECTION 1.1. Purchase and Sale of the Transferred Assets. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1), PMSI Holdings shall and/or shall cause the Selling Subsidiaries set forth in Schedule I to sell, transfer and deliver to the Acquiror, and the Acquiror shall purchase, all of the Capital Stock (as defined in Section 9.3) of the entities listed on Schedule I to be sold.

          (b) Upon the terms and subject to the conditions of this Agreement, at the Closing, Source Holdings shall and/or shall cause the Selling Subsidiaries set forth in Schedule II to sell, transfer and deliver to the Acquiror, and the Acquiror shall purchase, all of the Capital Stock of the entities listed on
Schedule II.

          (c) The purchase price for the PMSI Holdings Transferred Assets (the "PMSI Holdings Purchase Price") shall equal 805,031 shares of IMS Health Common Stock.

          (d) The purchase price for the Source Holdings Transferred Assets (the "Source Holdings Purchase Price", together with the PMSI Holdings Purchase Price, the "Transferred Assets Purchase Price") shall equal 392,932 shares of IMS Health Common Stock.

          SECTION 1.2. Belgian Subsidiaries. The Acquiror is hereby granted an option, exercisable at any time or from time to time during the three-month period following the Closing Date (the "Option Period"), to acquire, at no additional cost and without payment of any additional consideration, all of the outstanding shares of Capital Stock of any or all of the following entities:
PMSI Belgium S.A., Source Informatics Belgium SA, Inedi SA, and Medical Time Communication (the "Belgian Subsidiaries"). Upon the written request of the Acquiror to PMSI, each of the parties hereto shall use all reasonable efforts to obtain any and all governmental or third-party authorizations, approvals, consents or waivers necessary to effect the transfer of all of the outstanding shares of Capital Stock of the Belgian Subsidiaries to the Acquiror (including, without limitation, any approval required to be obtained from the Belgian Competition Council). As promptly as practicable following the exercise of such option and the receipt of all such authorizations, approvals, consents, and waivers (and in any event within 5 Business Days thereafter) PMSI Holdings and Source Holdings shall deliver to the Acquiror certificates (or other comparable indicia of ownership in form and substance satisfactory to the Acquiror) representing all of the outstanding shares of Capital Stock of the Belgian Subsidiaries against which such option is exercised and take all other necessary action to transfer all right, title and interest in all of the shares of Capital Stock of the Belgian Subsidiaries to the Acquiror, free of any Liens (as defined in Section 3.1(c). The Belgian Subsidiaries comprise all of the subsidiaries of



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PMSI that conduct any business or operate in, derive any revenues or income from, or own any assets in, Belgium.


                                   ARTICLE II

                                   THE CLOSING

          SECTION 2.1. The Closing. (a) The closing of the transactions pursuant to Section 1.1 (hereinafter called the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York at 10:00 a.m., local time, on the first Business Day following the date on which all of the consents and approvals specified in Schedule III of this Agreement have been duly obtained, if the conditions set forth in Article VI have been satisfied or waived by such time or, if not, at the soonest time and date thereafter as shall be fixed by agreement of the parties hereto (the date on which the Closing occurs is hereinafter referred to as the "Closing Date"). The Closing shall be deemed effective as of the close of business on July 31, 1998.

          (b) At the Closing:

               (i) each of PMSI, PMSI Holdings and Source Holdings shall deliver (or cause to be delivered) to the Acquiror certificates representing all of the Transferred Assets to be transferred pursuant to Section 1.1 duly endorsed in blank in proper form for transfer or otherwise endorsed as reasonably acceptable to counsel to the Acquiror, with appropriate transfer stamps, if any, affixed thereto, or in such other form as shall be reasonably satisfactory to the Acquiror, or such instruments of transfer as, in the opinion of counsel to the Acquiror, may be required under the laws of the jurisdictions of incorporation of the Transferred Subsidiaries, in order to convey all of the Transferred Assets to the Acquiror;

               (ii) each of the Sellers and PMSI shall deliver to the Acquiror all documents and other instruments contemplated by Article VI to be so delivered;

               (iii) the Acquiror shall deliver to each of the Sellers and PMSI all documents and other instruments contemplated by Article VI to be so delivered;

               (iv) the Acquiror shall issue and deliver (or cause to be issued and delivered) to PMSI Holdings certificates representing the number of shares of IMS Health Common Stock to be issued to PMSI Holdings pursuant to
     Section 1.1(a) registered in the name of PMSI Holdings, with such restrictive legends affixed thereto as deemed by the Acquiror to be necessary under applicable law;

               (v) the Acquiror shall issue and deliver (or cause to be issued and delivered) to Source Holdings certificates representing the number of shares of IMS Health Common Stock to be issued pursuant to Section 1.1(b) registered in the name of Source Holdings, with such restrictive legends


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      affixed thereto as deemed by the Acquiror to be necessary
      under applicable law;

               (vi) the Acquiror and PMSI shall execute and deliver a registration rights agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement"); and

               (vii) the Acquiror, PMSI and the subsidiaries of PMSI named as signatories therein shall execute and deliver an allocation agreement substantially in the form attached hereto as Exhibit B (the "Allocation Agreement").

          (c) In the event that PMSI and the Sellers are unable to deliver all of the documentation (the "Transfer Instruments") required to be delivered pursuant to clause (b)(i) of this Section 2.1 with respect to the Capital Stock of any of the Transferred Subsidiaries listed in Schedule V of this Agreement at the time that the Closing is otherwise scheduled to occur in accordance with paragraph (a) of this Section 2.1, the Closing nevertheless will occur as so scheduled; provided that, in such event: (i) the Acquiror shall issue to its transfer agent, First National Bank of Chicago (the "Transfer Agent"), an irrevocable instruction to issue to the applicable Seller the number of IMS Health Shares ("Subject Securities") indicated opposite the name of the applicable Transferred Subsidiary or Subsidiaries on Schedule V, which instruction (i) shall be conditioned on the receipt of a Joint Release Notice (as defined below) with respect to such Subject Securities and (ii) shall expire on August 15, 1998 at 5:00 p.m., New York time (the "Expiration Time"), with respect to any Subject Securities Shares as to which a Joint Release Notice has not been received prior to the Expiration Time. The Acquiror and PMSI shall submit a jointly executed notice to the Transfer Agent (a "Joint Release Notice") upon receipt of all the Transfer Instruments with respect any Transferred Subsidiary instructing the Transfer Agent to issue the Subject Securities applicable to such Transferred Subsidiary to the applicable Seller. To the extent that a Joint Release Notice with respect to any Transferred Subsidiary has not been received by the Transfer Agent prior to Expiration Time, the parties hereto will be under no further obligation with respect to the purchase and sale of such Transferred Subsidiary or the issuance of the related Subject Securities.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          SECTION 3.1. Representations and Warranties of each of PMSI, PMSI Holdings and Source Holdings. Each of the Sellers and PMSI represents and warrants to the Acquiror as follows:



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          (a) Merger Agreement Representations. Except to the extent otherwise specifically set forth in Section 3.1(a) of the disclosure schedule delivered by PMSI to the Acquiror at the time of the execution of this Agreement (the "PMSI Disclosure Schedule"), each of the Designated Representations (as defined in
Section 9.3) that is qualified as to "materiality," "Material Adverse Change" (which, as used in this Section 3.1(a) and elsewhere in this Agreement, shall have the meaning specified in Section 9.3) or "Material Adverse Effect" (which, as used in this Section 3.1(a) and elsewhere in this Agreement, shall have the meaning specified in Section 9.3) is true and correct, and each of the other Designated Representations is true and correct in all material respects, in each case as of the date hereof as though made as of the date hereof, except (i) for changes specifically permitted by the Merger Agreement and (ii) that those Designated Representations that address matters only as of a particular date are true and correct as of such date.

          (b) Organization Documents. PMSI has delivered to the Acquiror complete and correct copies of the certificates of incorporation and by-laws (or other organizational documents) of each of PMSI, PMSI Holdings, Source Holdings, each of the Transferred Subsidiaries (as hereinafter defined) and each of the Belgian Subsidiaries, in each case as amended to the date of this Agreement.

          (c) Transferred Subsidiaries. (i) Except as set forth in Section 3.1(c)(i) of the PMSI Disclosure Schedule, none of the direct or indirect subsidiaries (as defined in Section 9.3) of PMSI comprising the Transferred Assets (collectively, the "Transferred Subsidiaries") or the Belgian Subsidiaries, owns, operates or leases any assets in, conducts any business in, has any sales in or into or attributable to, or otherwise derives any revenues or other income from the United States of America or any of its territories or possessions. Upon payment for the Transferred Assets (including, without limitation, all of the Capital Stock of each of the Transferred Subsidiaries) as herein provided and assuming the Acquiror has the requisite power and authority to be the lawful owner of such assets, the Acquiror will acquire good title thereto, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") (other than (x) Liens created by the Acquiror and (y) the requirements of any applicable securities laws respecting limitations on the subsequent transfer of securities). Upon transfer of the Capital Stock of the Belgian Subsidiaries as provided in Section 1.3 (the "Belgian Transfer"), assuming the Acquiror has the requisite power and authority to be the lawful owner thereof, the Acquiror will acquire good title thereto, free and clear of all Liens (except as contemplated by the preceding sentence). All of the Capital Stock of each Transferred Subsidiary and each Belgian Subsidiary are owned (of record and beneficially) by PMSI, by another wholly owned subsidiary of PMSI or by PMSI and another such wholly owned subsidiary, in each case as set forth in Schedules I and II hereto. All of the outstanding shares of Capital Stock of each of the Transferred Subsidiaries and each of the Belgian Subsidiaries are duly authorized, validly



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issued, fully paid and nonassessable and not subject to preemptive rights. The
Transferred Assets will include all of the Capital Stock of each of the Transferred Subsidiaries. Except as otherwise specifically set forth by the Allocation Agreement or as specifically set forth in Section 3.1(c)(ii) of the PMSI Disclosure Schedule, as of the Closing (or the date of the Belgian Transfer in the case of the Belgian Subsidiaries), the Transferred Subsidiaries and the Belgian Subsidiaries shall be the sole and exclusive owners (free of all Liens) of all assets, rights, businesses and properties used in or necessary to the businesses or operations of the Transferred Subsidiaries.

          (ii) The Transferred Subsidiaries, all of which are listed in Schedules I or II hereto, and the Belgian Subsidiaries, all of which are set forth in Section 1.3, comprise all of the subsidiaries of PMSI that conduct any business or operate in, derive any revenue or income from, or own any assets in, the Territories. PMSI does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, business association, joint venture or other entity incorporated, formed or organized in the Territories other than the Transferred Subsidiaries and the Belgian Subsidiaries (other than ISIS Research Limited, a company incorporated in the United Kingdom). There is no Capital Stock of any Transferred Subsidiary or any Belgian Subsidiary issued, reserved for issuance or outstanding other than as set forth in Schedules I and II. All securities issued by each of the Transferred Subsidiaries and each of the Belgian Subsidiaries were issued in compliance in all material respects with all applicable federal and state securities laws and all applicable rules and regulations promulgated thereunder. There are no outstanding bonds, debentures, notes or other indebtedness or debt securities of any of the Transferred Subsidiaries or any of the Belgian Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Transferred Subsidiaries or of the Belgian Subsidiaries may vote (collectively, "Voting Debt"). Other than commitments, agreements or undertakings assigned to the Acquiror pursuant to the Agreement and the agreements executed in connection therewith, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which PMSI or any of its subsidiaries is a party or by which any of them is bound obligating PMSI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of any of the Transferred Subsidiaries or any of the Belgian Subsidiaries or obligating PMSI or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of PMSI or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of any of the Transferred Subsidiaries or any of the Belgian Subsidiaries and, to the knowledge of PMSI, there are no irrevocable proxies with respect to shares of capital stock of any of the Transferred Subsidiaries or any of the Belgian Subsidiaries. There are no agreements or arrangements pursuant to which PMSI or any of its Subsidiaries is or could be


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required to register shares of Capital Stock of any of the Transferred
Subsidiaries or Belgian Subsidiaries or other securities of any of the Transferred Subsidiaries or Belgian Subsidiaries under the Securities Act of 1933, as amended (the "Securities Act").

          (d) Dividends. Since June 30, 1998, except as disclosed in Section 3.1(d) of the PMSI Disclosure Schedule, none of the Transferred Subsidiaries and none of the Belgian Subsidiaries has declared, set aside, made or paid to the stockholders of PMSI or any of its Subsidiaries (other than to another Transferred Subsidiary, in the case of Transferred Subsidiaries, or to another Belgian Subsidiary, in the case of the Belgian Subsidiaries) dividends or other distributions on the outstanding shares of its Capital Stock.

          (e) Authority; Noncontravention. Each of the Sellers and PMSI has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Sellers and PMSI and the consummation by each of the Sellers and PMSI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of them. This Agreement has been duly executed and delivered by each of the Sellers and PMSI and (assuming due authorization, execution and delivery by the Acquiror) constitutes a valid and binding obligation of each of them, enforceable against each of the Sellers and PMSI in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as set forth in
Section 3.1(e) of the PMSI Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation by each of the Sellers and PMSI of the transactions contemplated by this Agreement and compliance by the each of the Sellers and PMSI with the provisions hereof will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien under, (i) the certificate of incorporation or by-laws or the comparable charter or organizational documents of PMSI or any of PMSI's subsidiaries (including, without limitation, any of the Transferred Subsidiaries and any of the Belgian Subsidiaries), (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license to which PMSI or any of its subsidiaries (including, without limitation, any of the Transferred Subsidiaries and any of the Belgian Subsidiaries) is a party or by which PMSI or any of its subsidiaries (including, without limitation, any of the Transferred Subsidiaries and any of the Belgian Subsidiaries) or any of their respective properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order,



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decree, statute, law, ordinance, rule, regulation or arbitration award applicable to PMSI or any of its subsidiaries (including, without limitation, any of the Transferred Subsidiaries and any of the Belgian Subsidiaries) or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to PMSI. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any international organization, the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, local or otherwise, or any court, administrative agency or commission or other governmental authority, regulatory body or agency, domestic or foreign (a "Governmental Entity"), or any other third party is required by or with respect to PMSI or any of its subsidiaries (including, without limitation, any of the Transferred Subsidiaries and any of the Belgian Subsidiaries) in connection with the execution and delivery of this Agreement by each of the Sellers and PMSI or the consummation by each of the Sellers and PMSI of the transactions contemplated hereby or the performance by each of the Sellers and PMSI of its obligations hereunder, except (i) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers (the "NASD") of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and (ii) the consents and approvals specified in Schedule III of this Agreement and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the transactions contemplated hereby or performance of any of the obligations of PMSI or any of the Sellers hereunder or (y) have a Material Adverse Effect with respect to PMSI.

          (f) Absence of Certain Changes or Events. Except as disclosed in
Section 3.1(f) of the PMSI Disclosure Schedule or reflected in the Pro Forma Balance Sheet, there is not and has not been since March 23, 1998: (i) any action or failure to act which (A) if it had been taken or not taken after the execution of this Agreement, would have required the consent of the Acquiror pursuant to this Agreement or (B) if it had been taken or not taken after the execution of the Merger Agreement, would have required the consent of the Acquiror or the Assignor thereunder; or (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of any of the Sellers or of PMSI to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

          (g) Financial Statements; Books and Records. (i) Attached as Schedule 3.1(g)(i) of the PMSI Disclosure Schedule is the unaudited consolidating and combined balance sheets of the Transferred Subsidiaries (the "Transferred Subsidiaries Interim Balance Sheet") as of June 30, 1998 and 1997, and the related unaudited consolidating and combined statements of operations for the periods ended on such date (together with the Transferred Subsidiaries Interim


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Balance Sheet, the "Transferred Subsidiaries Interim Financial Statements").

               (ii) Each of the Transferred Subsidiaries Interim Financial Statements has been prepared based upon the books and records of PMSI and the Transferred Subsidiaries on a consistent basis throughout the periods covered thereby and, except as disclosed in the notes thereto, have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), except to the extent that intercompany obligations, investments in subsidiaries and certain carveout entries relating to WII and its subsidiaries have not been eliminated in consolidation, applied a consistent basis for the period involved, and fairly present, in all material respects, the consolidating and combined financial position of the Transferred Subsidiaries, as of their respective dates and the consolidating and combined results of operations of the Transferred Subsidiaries, for the periods set forth therein, subject to the absence of footnotes and normal consolidation and year-end adjustments. As of the date hereof, none of the Transferred Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a combined balance sheet of the Transferred Subsidiaries or in the notes thereto, other than (x) liabilities reflected in the Transferred Subsidiaries Interim Balance Sheet (except to the extent satisfied since June 30, 1998), (y) liabilities incurred since June 30, 1998 in the ordinary course of business consistent with past practice or (z) reflected in the Pro Forma Balance Sheet.

               (iii) The books and records of each of the Transferred Subsidiaries and the Belgian Subsidiaries have been maintained in accordance with reasonable commercial practices.

               (iv) Attached as Schedule 3.1(g)(iv) of the PMSI Disclosure
Schedule is the Transferred Subsidiaries Interim Balance Sheet as of June 30, 1998, as adjusted to give pro forma effect to the Closing and the transactions contemplated by the Allocation Agreement and Section 5.7 of this Agreement as if all of such transactions had been effected on June 30, 1998 (the "Pro Forma Balance Sheet"). As of (and after giving effect to) the Closing and the transactions contemplated by the Allocation Agreement and Section 5.7 of this Agreement, (x) the Transferred Subsidiaries will have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than (A) liabilities reflected in the Pro Forma Balance Sheet (except to the extent satisfied since June 30, 1998) and (B) liabilities to unaffiliated third parties incurred as permitted by this Agreement since June 30, 1998 in the ordinary course of business consistent with past practice; (y) the excess of the combined Current Liabilities of the Transferred Subsidiaries over their combined Current Assets (determined in each case in conformity with GAAP) will not be greater than $8.5 million. For purposes of Section 3.1(g)(iv)(y), "Current Liabilities" shall mean accounts payable, accrued liabilities and pre-billings, and "Current Assets" shall mean cash, accounts receivable, work in process, inventory, and prepaid assets, in each case determined in accordance with GAAP, applied on a basis consistent with the preparation of the Pro Forma Balance Sheet. For purposes of determining Current Liabilities and Current Assets,

(A) account classification treatment for specific items, (B) reserve treatment for balance sheet items (e.g., items such as sales taxes receivable) and (C) the amount of charter client contract liabilities shall also be consistent with the Pro Forma Balance Sheet. The initial determination of Current Liabilities and Current Assets as of the Closing Date shall be made as promptly as practicable after the Closing by the Acquiror. The Acquiror shall provide such initial determination (and any work papers used to prepare such determination) to PMSI for review. If PMSI shall disagree with such determination, it shall notify the Acquiror of such disagreement (setting forth in reasonable detail the particulars of such disagreement), within 20 days of PMSI's receipt of such determination. In the event of any such notice of disagreements, PMSI and the Acquiror shall use their reasonable efforts for a period of 15 days to resolve any disagreements. If at the end of such period they are unable to resolve such disagreements, PMSI and the Acquiror shall select an accounting firm of nationally recognized standing (the "Accountant") to resolve any disagreements. The Accountant shall resolve any disagreements and its determination shall be final, binding and conclusive on the parties. The Sellers and PMSI and the Acquiror shall share equally the fees and expenses incurred by the Accountant in resolving such disagreements. To the extent Current Liabilities exceeds Current Assets by $8.5 million as so determined by the Acquiror (subject to any adjustment made by the Accountant as described above) such excess amount shall be paid by PMSI to the Acquiror with interest at the rate of 8% per annum from the Closing Date.

          (h) Taxes. Except as set forth in Schedule 3.1(h), (i) each of the Transferred Subsidiaries and the Belgian Subsidiaries and any consolidated, combined, unitary or aggregate group of which any of the Transferred Subsidiaries or any of the Belgian Subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired; (ii) all such Tax Returns are complete and correct in all material respects; (iii) each of the Transferred Subsidiaries and each of the Belgian Subsidiaries, and any consolidated, combined, unitary or aggregate group of which any of the Transferred Subsidiaries or any of the Belgian Subsidiaries is or has been a member, has paid all Taxes due or has provided adequate reserves in its financial statements (other than in respect of deferred taxes) for any Taxes that have not been paid, whether or not reflected in such Tax Return; (iv) no material claim for unpaid Taxes has been asserted by a Tax authority or has become a lien against the property of any of the Transferred Subsidiaries or any of the Belgian Subsidiaries (other than with respect to Taxes not yet due and payable) or is being asserted against any of the Transferred Subsidiaries or any of the Belgian Subsidiaries; (v) no audit or other proceeding with respect to any Taxes due from or with respect to PMSI or any of its Subsidiaries or any Tax Return filed by PMSI any of its Subsidiaries is being conducted by any governmental or Tax authority and neither PMSI nor any of its Subsidiaries has received notification in writing that any such audit or other proceeding with respect to Taxes or any Tax Return is pending; (vi) no extension of the statute of limitations on the assessment of any Taxes has been granted by PMSI in respect of the Transferred Subsidiaries or any of the Belgian Subsidiaries or by the Transferred Subsidiaries or any of the Belgian Subsidiaries; (vii) none of the Transferred Subsidiaries is subject to liability for Taxes of any Person (other than the Transferred Subsidiaries) and none of the Belgian Subsidiaries is subject to liability for Taxes of any Person (other than the Belgian Subsidiaries); and (viii) all withholding and similar Taxes have been collected and remitted or will be remitted on a timely basis to the appropriate Taxing authority.

          (i) Brokers. No broker, investment banker, financial advisor or other person, other than S.G. Cowen Securities Corporation (formerly known as Cowen & Company), the fees and expenses of which will be paid by PMSI, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PMSI. PMSI agrees to indemnify the Acquiror and to hold the Acquiror harmless from and against any and all claims, liabilities or obligations with respect to any fee, commission or expense asserted by any person on the basis of any act or statement alleged to have been made by PMSI or any of its affiliates.

          (j) Intellectual Property. (i) Except as specifically set forth in
Section 3.1(j)(i) of the PMSI Disclosure Schedule, the Transferred Subsidiaries own or have the right to use all Intellectual Property material to the operation of the business of the Transferred Subsidiaries and the Belgian Subsidiaries as currently conducted or to products or services currently under development by any of the Transferred Subsidiaries and the Belgian Subsidiaries (collectively, "Material Intellectual Property"), and have the right to use, license, sublicense or assign the same without liability to, or any requirement of consent from, any other person or party; in this regard, to the knowledge of PMSI as of the date hereof, no facts or circumstances exist which would affect the validity, subsistence or existence of any Material Intellectual Property or the rights of the Transferred Subsidiaries with respect thereto. Except as specifically set forth in Section 3.1(j)(i) of the PMSI Disclosure Schedule, all Material Intellectual Property is either owned by one of the Transferred Subsidiaries free and clear of all Liens or is used pursuant to an agreement or license from a party unaffiliated with PMSI and each such agreement or license is valid and enforceable and in full force and effect and none of the Transferred Subsidiaries or the Belgian Subsidiaries is in default under or in breach of any such license or agreement and, to the knowledge of PMSI as of the date hereof, none of the licensors is in default under or in breach of any such license or agreement. Unless otherwise noted in Section 3.1(j)(i) of the PMSI Disclosure Schedule, (i) none of the Material Intellectual Property infringes or otherwise conflicts with any proprietary or other right of any person or party;
(ii) as of the date hereof, there is no pending or threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any of the Material Intellectual Property; (iii) there is no outstanding judgment, order, writ, injunction or decree relating to any of the Material Intellectual Property; (iv) as of the date hereof, there is currently no infringement by any third party of any of the Material Intellectual Property; and (v) the Material Intellectual Property owned, used or possessed by the Transferred Subsidiaries is sufficient and adequate to conduct the business of each of the Transferred Subsidiaries and the Belgian Subsidiaries to the full extent as such business is currently conducted.

               (ii) Each of PMSI and each of its subsidiaries has taken reasonable steps to protect, maintain and safeguard the Material Intellectual Property, including any Material Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has executed appropriate nondisclosure agreements and made appropriate filings and registrations in connection with the foregoing.

               (iii) Except as specifically set forth in Section 3.1(j)(iii)(a) of the PMSI Disclosure Schedule, the Transferred Subsidiaries are the sole and exclusive owner of all Software (which term includes, without limitation, all computer programs, whether in source code or object code form, algorithms, edit controls, methodologies, applications, flow charts and any and all systems documentation (including, but not limited to, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, and file layouts and written narratives of all procedures used in the coding or maintenance of the foregoing) that is required to conduct the business of the Transferred Subsidiaries and the Belgian Subsidiaries to the full extent such businesses are currently conducted. Except as set forth in
Section 3.1(j)(iii)(b) of the PMSI Disclosure Schedule, all of the Software owned by any of the Transferred Subsidiaries is Year 2000 Compliant (as defined in Section 9.3). Notwithstanding anything to the contrary set forth in this
Section 3.1(j)(iii), the term "Software" does not include any software used or held for use by the Transferred Subsidiaries or the Belgian Subsidiaries and not owned by the Transferred Subsidiaries, including but not limited to any software licensed or leased by third parties (other than PMSI or any of its Subsidiaries that is not a Transferred Subsidiary) to any of the Transferred Subsidiaries or the Belgian Subsidiaries and commonly available "shrink wrap" software copyrighted by third parties (other than PMSI or any of its subsidiaries that is not a Transferred Subsidiary) (collectively, the "Third Party Software"). All of the Third Party Software required to conduct the businesses of the Transferred Subsidiaries and the Belgian Subsidiaries to the full extent such businesses are currently conducted is used pursuant to an agreement or license and each such agreement or license is valid and enforceable and in full force and effect and neither PMSI nor any of its Subsidiaries (including the Transferred Subsidiaries and the Belgian Subsidiaries) is in default under or in breach of any such license or agreement and, to the knowledge of PMSI as of the date hereof, none of the licensors is in default under or in breach of any such license or agreement. To PMSI's knowledge as of the date hereof, except as set forth in
Section 3.1(j)(iii)(c) of the PMSI Disclosure Schedule, all of the Third Party Software is Year 2000 Compliant.

               (iv) Except as specifically set forth in Section 3.1(j)(iv)(a) of the PMSI Disclosure Schedule, the Transferred Subsidiaries are the sole and exclusive owner of all Databases (which term includes, without limitation, all databases, documentation and written narratives of all procedures used in connection with the collection, processing and distribution of data contained in the databases) that are required to conduct the business of the Transferred Subsidiaries and the Belgian Subsidiaries to the full extent such businesses are currently conducted. The Databases, together with the Third Party Databases (as defined below), contain that data heretofore used by the Transferred Subsidiaries and the Belgian Subsidiaries in the operation of their respective businesses. Except as set forth in Section 3.1(j)(iv)(b) of the PMSI Disclosure Schedule, the Databases are Year 2000 Compliant. Notwithstanding anything to the contrary set forth in this Section 3.1(j)(iv), the term "Databases" does not include any databases used or held for use by the Transferred Subsidiaries or the Belgian Subsidiaries and not owned by the Transferred Subsidiaries, including, but not limited to, any databases licensed or leased by third parties (other than PMSI or any of its subsidiaries that is not a Transferred Subsidiary) to PMSI and databases generally available to the public (collectively, the "Third Party Databases"). All of the Third Party Databases required to conduct the businesses of the Transferred Subsidiaries and the Belgian Subsidiaries to the full extent such businesses are currently conducted are used pursuant to an agreement or license and each such agreement or license is valid and enforceable and in full force and effect and neither PMSI nor any of its Subsidiaries (including the Transferred Subsidiaries and the Belgian Subsidiaries) is in default under or in breach of any such license or agreement and, to the knowledge of PMSI as of the date hereof, none of the licensors is in default under or in breach of any such license or agreement. To PMSI's knowledge as of the date hereof, except as set forth in Section 3.1(j)(iv)(d) of the PMSI Disclosure Schedule, all of the Third Party Databases are Year 2000 Compliant.

               (v) Except as set forth in Section 3.1(j)(v) of the PMSI Disclosure Schedule, to the knowledge of PMSI, no confidential or trade secret information used or useful in the business of the Transferred Subsidiaries or the Belgian Subsidiaries has been provided to any party except subject to written confidentiality agreements.

          (k) Affiliate Transactions. As of the date of this Agreement (except as set forth in Section 3.1(k) of the PMSI Disclosure Schedule): (a) there is not any ongoing agreement or arrangement between PMSI or any of its subsidiaries (other than the Transferred Subsidiaries) and any Transferred Subsidiary having an annual value, individually or in the aggregate, in excess of $50,000; (b) there is not any ongoing agreement or arrangement between PMSI or any of its subsidiaries (other than the Belgian Subsidiaries) and any Belgian Subsidiary having an annual value, individually or in the aggregate, in excess of $50,000;
(c) there is not any indebtedness (as defined in Section 9.3) owed by any Transferred Subsidiary to PMSI or any of its subsidiaries (other than another Transferred Subsidiary); (d) there is not any indebtedness owed by any Belgian Subsidiary to PMSI or any of its subsidiaries (other than another Belgian Subsidiary); (e) except as may exist or arise by operation of law, there is not any indemnification or similar obligation owed by any Transferred Subsidiary to PMSI or any of its subsidiaries (other than another Transferred Subsidiary); (f) except as may exist or arise by operation of law, there is not any indemnification or similar obligation owed by any Belgian Subsidiary to PMSI or any of its subsidiaries (other than another Belgian Subsidiary); (g) there are not any assets, rights or properties used in or necessary to the businesses of the Transferred Subsidiaries as conducted on the date of this Agreement that are owned or provided by PMSI or any of its subsidiaries (other than another Transferred Subsidiary); and (h) there are not any assets, rights or properties used in or necessary to the businesses of the Belgian Subsidiaries as conducted on the date of this Agreement that are owned or provided by PMSI or any of its subsidiaries (other than another Belgian Subsidiary).

          (l) PMSI Stock Options. Section 3.1(l) of the PMSI Disclosure Schedule sets forth, with respect to each person identified in the letter referred to in
Section 5.4(a): (i) the number of options to purchase shares of Common Stock, par value $.01 per share, of PMSI ("PMSI Common Stock") held by such person;
(ii) the date or dates of grant of such options; (iii) the exercise price or prices of such options; and (iv) the term or terms of such options and the period or periods during which they are exercisable in whole or in part.

          (m) Employee Benefit Plans. The mathematical reserves existing as at the date of this Agreement under each non-governmental retirement plan (including, without limitation, old age, death and long-term disability benefit plans) maintained or contributed to by any of the Transferred Subsidiaries or the Belgian Subsidiaries are not less than the higher of (i) the capital value as at the date of this Agreement of the benefits payable (whether immediately, prospectively or contingently) under each such plan to or in respect of the persons covered thereunder in respect of their services up to and including the date of this Agreement, taking into account past service obligations and making allowance for reasonable long-term discount rates and projected pay increases, all in accordance with actuarial methods, accounting standards, regulations and customs applicable or generally applied in each relevant jurisdiction, and (ii) the legal minimum funding required with respect to each such plan in each relevant jurisdiction.

          (n) Purchase for Investment. Each of the Sellers and PMSI are acquiring the IMS Health Shares for their own accounts. Each of the Sellers and PMSI are aware that their acquisition of the IMS Health Shares has not been registered under the Securities Act or any state or other securities laws. Each of the Sellers and PMSI further acknowledge and agree that the certificates representing the IMS Health Shares will include an appropriate legend to the effect that the issuance and sale of such shares pursuant to this Agreement have not been registered under the Securities Act or any state securities laws and that such shares may not be (and will not be) sold or transferred except in compliance with the Securities Act and applicable state or other securities laws.

          SECTION 3.2. Representations and Warranties of the Acquiror. The Acquiror represents and warrants to each of the Sellers and PMSI as follows:

          (a) Organization, Standing and Corporate Power. Each of the Acquiror and each of the Acquiror's "significant subsidiaries" (within the meaning of Rule 1-02 of Regulation S-X of the SEC) (collectively, the "IMS Health Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Acquiror and each of the IMS Health Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. The Acquiror has made available to PMSI complete and correct copies of its articles of incorporation and by-laws.

          (b) Capital Structure. (i) As of the date of this Agreement, the authorized capital stock of the Acquiror consists of 400,000,000 shares of IMS Health Common Stock, 10,000,000 shares of Series Common Stock, $.01 per share, of the Acquiror ("Series Stock") and 10,000,000 shares of preferred stock, par value $.01 per share, of the Acquiror (the "IMS Health Preferred Stock"). As of the close of business on July 8, 1998, there were: (i) 166,812,695 shares of IMS Health Common Stock issued and outstanding; (ii) 800,000 shares of IMS Health Common Stock held in the treasury of the Acquiror; (iii) 36,055,000 shares of IMS Health Common Stock reserved for issuance pursuant to the Acquiror's stock option and stock purchase plans (such plans, collectively, the "IMS Health Stock Plans"); (iv) 15,594,988 shares of IMS Health Common Stock issuable upon exercise of awarded but unexercised stock options; and (v) no shares of Series Stock or IMS Health Preferred Stock outstanding. Except as set forth above and except for shares of junior participating preferred stock issuable pursuant to the Rights Agreement, dated as of June 15, 1998, between the Acquiror and First Chicago Trust Company of New York, as of the close of business on July 8, 1998 there were no shares of capital stock or other equity securities of the Acquiror issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Acquiror are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Acquiror may vote. Except as set forth above or in Section 3.2(b) of the disclosure schedule delivered by the Acquiror to PMSI at the time of the execution of this Agreement (the "IMS Health Disclosure Schedule"), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements (other than this Agreement), arrangements or undertakings of any kind to which the Acquiror is a party or by which it is bound obligating the Acquiror to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Acquiror or obligating the Acquiror to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.2(b) of the IMS Health Disclosure Schedule, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Acquiror to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Acquiror.

          (ii) During the period from July 1, 1998 through the date of this Agreement, except as set forth in Section 3.2(b) of the IMS Health Disclosure Schedule, the Acquiror did not (A) issue or permit to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Acquiror, other than pursuant to or as permitted by the terms of the IMS Health Stock Plans; (B) repurchase, redeem or otherwise acquire, directly or indirectly through one or more subsidiaries, any shares of capital stock of the Acquiror; or (C) declare, set aside, make or pay to the stockholders of the Acquiror dividends or other distributions on the outstanding shares of capital stock of the Acquiror (other than regular quarterly cash dividends on the IMS Health Common Stock).

          (c) Authority; Noncontravention. The Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Acquiror and the consummation by the Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Acquiror. This Agreement has been duly executed and delivered by the Acquiror and (assuming due authorization, execution and delivery by each of the Sellers and PMSI) constitutes a valid and binding obligation of the Acquiror, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement does not, and the consummation by the Acquiror of the transactions contemplated by this Agreement and compliance by the Acquiror with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien under,
(i) the certificate of incorporation or by-laws of the Acquiror or any subsidiary of the Acquiror, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or any contract, agreement, instrument, permit, concession, franchise or license to which the Acquiror or any subsidiary of the Acquiror is a party or by which any of their respective properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Acquiror or any subsidiary of the Acquiror or its respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other third party is required by or with respect to the Acquiror in connection with the execution and delivery of this Agreement by the Acquiror or the consummation by the Acquiror of any of the transactions contemplated hereby, except for the filing with the SEC and The New York Stock Exchange, Inc. (the "NYSE") of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the consents and approvals specified in Schedule III of this Agreement and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the transactions contemplated hereby or performance of any of the Acquiror's obligations hereunder or (y) have a Material Adverse Effect with respect to the Acquiror.

          (d) IMS Health SEC Documents; Undisclosed Liabilities. The Acquiror has filed with the SEC a Registration Statement on Form 10 and all reports, schedules, forms, statements and other documents required to be filed by it pursuant to the Securities Act and the Exchange Act since the filing of such Registration Statement on Form 10 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "IMS Health SEC Documents"). Except as set forth in Section 3.2(d) of the IMS Health Disclosure Schedule, as of their respective dates, the IMS Health SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such IMS Health SEC Documents, and none of the IMS Health SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.2(d) of the IMS Health Disclosure Schedule, except to the extent that information contained in any IMS Health SEC Document has been revised or superseded by a later filed IMS Health SEC Document, none of the IMS Health SEC Documents (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in Section 3.2(d) of the IMS Health Disclosure Schedule, the consolidated financial statements of the Acquiror included in all IMS Health SEC Documents filed (the "IMS Health SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly financial statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Acquiror and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments). Except as disclosed in Section 3.2(d) of the IMS Health Disclosure Schedule, as of the date hereof, neither the Acquiror nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Acquiror and its consolidated subsidiaries or in the notes thereto, except (i) liabilities reflected in the audited consolidated balance sheet of the Acquiror as of December 31, 1997, (ii) liabilities disclosed in any SEC Document filed by the Acquiror prior to the date of this Agreement with respect to any period ending, or date occurring, after December 31, 1997 and
(iii) liabilities incurred since December 31, 1997 in the ordinary course of business consistent with past practice.

          (e) Absence of Certain Changes or Events. Except as disclosed in
Section 3.2(e) of the IMS Health Disclosure Schedule or in the IMS Health SEC Documents, during the period from December 31, 1997 through and including the date hereof, there is not and has not been: (i) any Material Adverse Change with respect to the Acquiror; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Acquiror; (iii) any action or failure to act which, if it had been taken or not taken after the execution of this Agreement, would have required the consent of PMSI pursuant to this Agreement; or (iv) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of the Acquiror to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

          (f) Litigation; Compliance with Laws. (i) Except as disclosed in
Section 3.2(f)(i) of the IMS Health Disclosure Schedule or in the IMS Health SEC Documents, as of the date hereof there is (1) no suit, action, arbitration or proceeding pending, and (2) to the knowledge of the Acquiror, no suit, action, arbitration or proceeding threatened against or investigation pending, in each case with respect to the Acquiror or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Acquiror or prevent or materially delay the ability of the Acquiror to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Acquiror or any of its subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to the Acquiror or prevent or materially delay the ability of the Acquiror to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder. To the knowledge of the Acquiror, except as disclosed in Section 3.2(f)(i) of the IMS Health Disclosure Schedule or in any SEC Document filed by the Acquiror prior to the date of this Agreement with respect to any period ending, or date occurring, after December 31, 1997, as of the date hereof there is no reasonable basis for any action, suit, arbitration or proceeding that, individually or in the aggregate, could reasonable be expected to have a Material Adverse Effect with respect to the Acquiror or prevent or materially delay the ability of the Acquiror to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

          (ii) Except as disclosed in Section 3.2(f)(ii) of the IMS Health Disclosure Schedule, the businesses of the Acquiror and its subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.

          (g) Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Acquiror, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror. The Acquiror agrees to indemnify PMSI and to hold PMSI harmless from and against any and all claims, liabilities or obligations with respect to any fee, commission or expense asserted by any person on the basis of any act or statement alleged to have been made by the Acquiror or its affiliates.

          (h) Purchase for Investment. The Acquiror is acquiring the Capital Stock of the Transferred Subsidiaries (and, if applicable, the Belgian Subsidiaries) for its own account. The Acquiror is aware that its acquisition of such Capital Stock has not been registered under the Securities Act or any state or other securities laws. The Acquiror further acknowledges and agrees that such shares may not be (and will not be) sold or transferred except in compliance with the Securities Act and applicable state or other securities laws.

          (i) Tax and Accounting Matters. To the knowledge of the Acquiror, except for any action provided or contemplated by this Agreement or any Transaction Document (as defined in Section 9.3), as to which the Acquiror makes no representation or warranty, neither the Acquiror nor any of its affiliates has taken or agreed to take any action that would prevent the transfer of the equity interests in each entity listed on Schedule I and Schedule II hereto and the Belgian Subsidiaries from constituting a reorganization within the meaning of Section 368(a)(1) of the Code.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 4.1. Conduct of Business. (a) Conduct of Business of Transferred Subsidiaries. During the period from the date of this Agreement to the Closing Date, except as otherwise expressly contemplated by the terms of this Agreement or as reflected in the Pro Forma Balance Sheet, and except as approved by the Acquiror, PMSI shall cause each of the Transferred Subsidiaries to act and carry on its business in the ordinary course of business consistent with past practice and to use its reasonable efforts to preserve substantially intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having significant business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, except as otherwise expressly contemplated by the terms of this Agreement, PMSI shall not permit any of the Transferred Subsidiaries to:

          (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Capital Stock, (y) split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, or (z) purchase, redeem or otherwise acquire any shares of its Capital Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its Capital Stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

          (iii) amend its certificate of incorporation, by-laws or comparable charter or organizational documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

          (v) other than as set forth in Section 4.1(a)(v) of the PMSI Disclosure Schedule with respect to the sale of certain assets at not less than the fair market value thereof, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

          (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any of its debt securities, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person;

          (vii) acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, or make or agree to make any capital expenditures, except capital expenditures that do not exceed $25,000 in the aggregate with respect to all of the Transferred Subsidiaries;

          (viii) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof and other liabilities and obligations not exceeding $50,000 individually or $100,000 in the aggregate with respect to all of the Transferred Subsidiaries, or (y) claims settled or compromised to the extent permitted by Section 4.1(a)(xii), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

          (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (x) enter into or amend any collective bargaining agreement;

          (xi) change any material accounting principle used by it, except as required by generally accepted accounting principles, or any policy or procedure with respect to billing or payment practices;

          (xii) settle or compromise any litigation or claim (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation or claims that neither provide for injunctive or similar relief that could be material to the business or operations of the Transferred Subsidiaries nor require payments (after giving effect to insurance proceeds actually received or reasonably believed by management of PMSI to be receivable) in settlement or compromise exceeding $25,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $50,000 with respect to the Transferred Subsidiaries;

          (xiii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, PMSI or any of PMSI's other subsidiaries, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

          (xiv) transfer to any person or entity any rights to its Intellectual Property, other than the provision of data or the granting of end-user licenses to customers in the ordinary course of business consistent with past practice;

          (xv) enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (xvi) authorize, or commit or agree to take, any of the foregoing actions; or

          (xvii) amend any Tax Return, change or make any election with respect to Taxes, change any method of accounting with respect to Taxes, or settle or compromise any liability with respect to Taxes.

          (b) Changes in Employment Arrangements. PMSI shall not permit any of the Transferred Subsidiaries or any of the Belgian Subsidiaries to (i) adopt or amend (except as may be required by law) any plan, program, arrangement or agreement for the benefit or welfare of any employee, officer, director or former director, officer or employee or (ii) other than increases for individuals (other than executive officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, officer, employee or former director, officer or employee or pay any benefit not required by any existing plan, program, arrangement or agreement; provided that the foregoing shall not prohibit any Transferred Subsidiary or any Belgian Subsidiary from entering into commitments with respect to the payment of "stay bonuses" and similar incentive compensation to employees (other than PMSI's senior executive officers) not exceeding $100,000 with respect to any individual employee or $2.3 million (reduced by commitments made or amounts paid to such persons, including employees of PMSI and its Subsidiaries who are not employees of the Transferred Subsidiaries or the Belgian Subsidiaries, since March 23, 1998) in the aggregate.

          (c) Severance. Except as contemplated by the proviso to the immediately preceding paragraph (c), PMSI shall not permit any of the Transferred Subsidiaries or any of the Belgian Subsidiaries to grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

          (d) Nominee Shares. PMSI shall cause any Person who owns any shares of Capital Stock of any of the Transferred Subsidiaries or any of the Belgian Subsidiaries, whether in trust or pursuant to any other nominee arrangement with PMSI or any of its Subsidiaries, to transfer, effective not later than the Closing (or the date of the Belgian Transfer, if applicable, in the case of the Belgian Subsidiaries), all right, title and interest in and to such shares to the Acquiror or any person designated by the Acquiror.

          SECTION 4.2. Other Actions. Neither the Sellers, PMSI nor the Acquiror shall, or shall permit any of their respective subsidiaries to, (i) intentionally take any action or fail to take any action that, if taken or not taken on or prior to the date of this Agreement, would have resulted in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or (ii) intentionally take any action that would or reasonably might be expected to result in any of the conditions set forth in
Article VI not being satisfied. Each of the Sellers and PMSI, on the one hand, and the Acquiror, on the other hand, shall promptly advise the other party or parties orally and in writing of (x) any action or failure to act of the type set forth in clause (i) above, (y) the failure by such party or parties to comply with any covenant, condition or agreement hereunder and (z) any event that could reasonably be expected to cause the conditions set forth in Article VI not being satisfied; provided, however, that no such notice shall affect the representations, warranties, covenants and agreement of the parties or the conditions to their obligations hereunder.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

          SECTION 5.1. Access to Information; Confidentiality. (a) Each of PMSI and the Acquiror shall, and shall cause its respective subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to the other party and its representatives reasonable access during normal business hours, during the period prior to the Closing Date, to its properties, books, contracts, commitments, personnel and records, and, during such period, each of PMSI and the Acquiror shall, and shall cause its respective subsidiaries, officers, employees and representatives to, furnish promptly to the other party
(i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Each of PMSI and the Acquiror will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates, successors and assigns to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated January 14, 1998, between the Assignor and PMSI (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement notwithstanding any contrary provision thereof until the second anniversary of either the Closing Date or the date of termination of this Agreement (and shall be binding upon the Acquiror to the same extent as if it were an original party thereto); provided that, following the Closing, (i) the Confidentiality Agreement shall not be construed to require that the Acquiror or any of its affiliates or representatives hold in confidence any information pertaining to the Transferred Subsidiaries (or, following the date of the Belgian Transfer, the Belgian Subsidiaries) and (ii) the Confidentiality Agreement shall be construed to require PMSI and its affiliates to hold in confidence any confidential information relating to the Transferred Assets (and, following the date of the Belgian Transfer, the Belgian Subsidiaries) to the same extent PMSI would be required to hold in confidence information pertaining to the Acquiror.

          (b) No investigation pursuant to this Section 5.1 or otherwise shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          SECTION 5.2. Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the transactions contemplated by this Agreement, (ii) defending any lawsuits or other proceedings challenging this Agreement, (iii) accepting and delivering additional instruments necessary to consummate the transactions contemplated by this Agreement and (iv) for a period of four months commencing on the Closing Date, providing such assistance, if any, with respect to the methods of operation of PMSI and its subsidiaries (other than the Transferred Subsidiaries), on the one hand, and the Transferred Subsidiaries and the Belgian Subsidiaries, on the other hand, as may be necessitated by the transactions contemplated by this Agreement.

          SECTION 5.3. Public Announcements. Neither the Acquiror, on the one hand, nor any of the Sellers or PMSI, on the other hand, will issue any press respect to the transactions contemplated by this Agreement without the other release or public statement with party's prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, the Acquiror and PMSI will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

          SECTION 5.4. Benefit and Related Matters. (a) Prior to the Closing Date, the Acquiror shall establish an employee stock option plan, having terms and conditions consistent with this paragraph (a) and otherwise comparable in all material respects to PMSI's Stock Option and Restricted Stock Purchase Plan, pursuant to which it will grant, as of the Closing Date:

               (i) options to purchase shares of IMS Health Common Stock (the "Series A Substitute Options") to certain employees of the Transferred Subsidiaries and other individuals named in a letter previously delivered to PMSI by the Acquiror and designated therein as Series A employees (each such individual, a "Series A Designated Optionee"); provided that the Designated Optionee agrees in writing, in consideration of such grant, to the cancellation (without payment of consideration by PMSI) of all options to purchase PMSI Common Stock ("PMSI Options") held by such Designated Optionee immediately prior to the Closing Date; and

               (ii) options to purchase shares of IMS Health Common Stock to certain employees of the Transferred Subsidiaries and other individuals who are named in a letter delivered to PMSI by the Acquiror and designated as Series B Designated Optionees and, within 30 days of the Closing, are offered employment or continued employment with the Transferred Subsidiaries or with the Acquiror or one of its Affiliates (each such individual, a "Series B Designated Optionee", together with the Series A Designated Optionees, the "Designated Optionees"), so long as such employee confirms acceptance of such offer of employment within 5 days of receipt thereof and agrees to the cancellation (without payment of consideration by PMSI) of all options to purchase PMSI Options held by such Series B Designated Optionee as of the date of acceptance (such options, together with any PMSI Options held by such Series B Designate Optionee that were outstanding on the Closing Date and subsequently expired by their terms without exercise or payment of consideration by PMSI, being referred to as the "Series B Substitute Options"; together with the Series A Substitute Options, the "Substitute Options"); provided that the Series B Designated Optionee continues to be employed for 30 days from the date of commencement of his or her employment.

Except as herein provided, the grant of the Substitute Options shall be subject to terms and conditions comparable in all material respects to the PMSI Options. The number of shares of IMS Health Common Stock covered by a Substitute Option granted to Designated Optionees shall be equal to 22.36% of the number of shares of PMSI Common Stock covered by the corresponding PMSI Option. The exercise price of a Substitute Option granted to Designated Optionees shall be equal to the exercise price of the corresponding PMSI Option (reduced by $3.00 per share of PMSI Common Stock purchasable pursuant thereto) multiplied by 4.4719.

          (b) Within 30 days after the Closing, the Acquiror shall deliver to PMSI a list of holders of PMSI Options who: (i) are either employees of the Transferred Subsidiaries (excluding Designated Optionees) or mutually agreed individuals who are employees of PMSI or other subsidiaries of PMSI; and (ii) are being offered continued employment with the Transferred Subsidiaries or employment with the Acquiror or one of its other subsidiaries (collectively, the "Supplemental Optionees"). The Acquiror will grant Substitute Options (the "Supplemental Substitute Options") to such of the Supplemental Optionees as confirm to the Acquiror, within 5 days after the date of receipt of such letter:
(i) that they accept such offer of continued employment or employment and (ii) that they agree to the cancellation (without payment of consideration by PMSI) of all PMSI Options held by such Supplemental Optionee as of the date of such acceptance (such options, together with any PMSI Options held by such Supplemental Optionee that were outstanding on the Closing Date and subsequently expired by their terms without exercise or payment of consideration by PMSI, being referred to as the "Measurement Options"). The number of shares of IMS Health Common Stock covered by a Supplemental Substitute Option shall be equal to 18.73% of the number of shares of PMSI Common Stock covered by the corresponding Measurement Options. The exercise price of a Supplemental Substitute Option shall be equal to the exercise price of the corresponding PMSI Option (reduced by $3.00 per share of PMSI Common Stock purchasable pursuant thereto) multiplied by 5.3395.

          (c) Employees of the Transferred Subsidiaries as of the Closing Date who (i) are neither Designated Optionees nor Supplemental Optionees or (ii) are Supplemental Optionees who do not confirm to the Acquiror, within 5 days after the Closing Date (the "Payment Date"), that they have accepted an offer of continued employment ("Cash Payees"), shall be paid, 10 days after the Closing Date, an amount in cash equal to (x) the number of PMSI Options held by such Cash Payee on the Payment Date that were vested on the Closing Date, so long as the Cash Payee has agreed to the cancellation of such PMSI Options (without payment of consideration by PMSI), multiplied by (y) the excess of $11.725 over the exercise price of the applicable PMSI Option.

          (d) On the Closing Date, the Acquiror will offer to grant, as of the Closing Date, options to purchase shares of IMS Health Common Stock, at fair market value as of the Closing Date, to certain employees of the Transferred Subsidiaries pursuant to the Acquiror's 1998 Key Employees Stock Incentive Plan; the names of such employees and the number of options to be offered to each have been set forth in a letter delivered by the Acquiror to PMSI.

          (e) The Acquiror shall cause the Transferred Subsidiaries to maintain employee benefit plans (as defined in Section 3(3) of ERISA) for the benefit of employees of the Transferred Subsidiaries, which are, in the aggregate, no less favorable than those that cover similarly situated employees of the Acquiror.

          (f) The Acquiror shall cause the Transferred Subsidiaries to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Transferred Subsidiaries under any Acquiror welfare plan that such employees may be eligible to participate in after the Closing Date and (ii) provide each employee of the Transferred Subsidiaries with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Acquiror welfare plans that such employees are eligible to participate in after the Closing.

          (g) The Acquiror acknowledges that it intends to offer employment agreements to those employees of PMSI who will become employees of the Acquiror or one of its subsidiaries (including the Transferred Subsidiaries) immediately following the Closing and who are parties to employment agreements with PMSI or its subsidiaries disclosed in writing to the Acquiror prior to the execution of this Agreement (the "PMSI Employment Agreements"). The Acquiror shall use reasonable efforts to negotiate mutually acceptable employment agreements with such employees with employment, severance and benefit terms comparable to a equivalent level employee of the Acquiror and its subsidiaries, but in no event shall the Acquiror or any of its subsidiaries (including the Transferred Subsidiaries) have any liability or obligation with respect to the PMSI Employment Agreements.

          SECTION 5.5. Stock Exchange Listing. The Acquiror shall use all reasonable efforts to cause the IMS Health Shares and the shares of IMS Health Common Stock issuable upon exercise of the Substitute Options to be approved for listing on the NYSE, subject to official notice of issuance.

          SECTION 5.6. Noncompetition. (a) Each of the Sellers and PMSI agrees that, in consideration of the acquisition of the Transferred Subsidiaries by the Acquiror hereunder, it shall not and shall cause each of its subsidiaries and their respective successors and assigns not to, at any time prior to the applicable Expiration Date (as hereinafter defined), directly or indirectly (including, without limitation, providing assistance to any Person to take any of the following actions): (1) own, manage, operate, control or invest in any business, venture or activity (i) engaged, anywhere in Europe (including Eastern Europe but excluding Belgium until such time, if any, as the Belgian Subsidiaries are purchased pursuant to Section 1.2) or Japan, in the Market Research Business (as hereinafter defined), or (2) engaged, anywhere in the world, in the development, use or exploitation of Pharmaceutical Databases (as hereinafter defined) for one or more of the following activities: (A) management of sales forces; (B) measurement of sales force performance or product performance; or (C) creation of physician profiles (whether based on actual prescribing activity or surveys) for targeting purposes (all of the foregoing being herein referred to as "PD Businesses" and, together with the Market Research Business with respect to the territories described, as "Restricted Businesses"); or (ii) develop at any time prior to the applicable Expiration Date, Pharmaceutical Databases for use in any Restricted Business following the applicable Expiration Date. Notwithstanding anything in this Section 5.6 that may be construed to the contrary, the restrictions contained in this paragraph
(a) shall not apply to any third party that currently is not an affiliate of PMSI and that hereafter acquires PMSI or any of its subsidiaries (it being agreed, however, that no such acquisition shall relieve PMSI or any of its subsidiaries from any of their obligations hereunder). For purposes of this
Section 5.6 the following terms have the specified meanings:

               "Expiration Date" means (i) the second anniversary of the Closing Date in the case of the Market Research Business and (ii) the third anniversary of the Closing Date in the case of the PD Businesses;

               "Market Research Business" means development, use or exploitation of national pharmacy sales audits, medical indices (national diagnosis and therapy studies similar to the Scott-Levin Physician Drug and Diagnosis Audit) or prescription audit (similar to Scott-Levin Source Prescription Audit); and

               "Pharmaceutical Databases" means (i) pharmacy-derived prescription databases, (ii) databases measuring sales of ethical or over-the-counter drugs into or out of pharmacies or hospitals and (iii) databases derived from surveys of physicians used to create syndicated profiles of prescribing physicians.

          (b) Each of the Sellers and PMSI further agrees that, for a period of one year after the Closing Date, neither the Sellers nor PMSI will, without the prior written consent of the Acquiror, directly or indirectly (including, without limitation, providing assistance to any Person to take any of the following actions), solicit (otherwise than by way of advertisements placed in general circulation that are not targeted at persons to whom this paragraph applies) the employment of, or hire or otherwise employ, or attempt to solicit, hire or otherwise employ, any person who was an employee of any of the Transferred Subsidiaries or of the Acquiror or any of its affiliates on the Closing Date to leave the employ of the Acquiror or its affiliates (including the Transferred Subsidiaries) unless such person's employment has been terminated by the Acquiror or such affiliate or unless such person has left the Acquiror's or such affiliate's employment more than six months prior thereto.

          (c) The Acquiror agrees that, for a period of one year after the Closing Date, it will not, without the prior written consent of PMSI, directly or indirectly (including, without limitation, providing assistance to any Person to take any of the following actions), solicit (otherwise than by way of advertisements placed in general circulation that are not targeted at persons to whom this paragraph applies) the employment of, or hire or otherwise employ, or attempt to solicit, hire or otherwise employ, any person who was an employee of PMSI or any of its Subsidiaries (other than the Transferred Subsidiaries) on the Closing Date to leave the employ of PMSI or its Subsidiaries unless such person's employment has been terminated by PMSI or such Subsidiary or unless such person has left PMSI's or such Subsidiary's employment more than six months prior thereto.

          (d) Each of the Sellers and PMSI further agrees that it will not sell, license or otherwise transfer or assign any of its subsidiaries, or any of the assets of PMSI, any Seller or any of their respective subsidiaries, unless, in connection therewith and as a condition thereto, full and effective provision is made whereby the transferee thereof agrees that none of the proprietary rights (including, without limitation, Intellectual Property) or other assets of PMSI, such Seller or subsidiary will be used in any manner whatsoever by such transferee, successor or assignee or any of its affiliates (including, without limitation, PMSI, any Seller or any of their respective subsidiaries), prior to the date which is three years after the Closing Date, in any Restricted Business or in the development at any time prior to the applicable Expiration Date of Pharmaceutical Databases for use in any Restricted Business following the applicable Expiration Date.

          SECTION 5.7. Termination of Certain Obligations. (a) PMSI agrees that, effective upon the Closing Date, all obligations (including, without limitation, all guarantees, letters of comfort, intercompany payables and other intercompany liabilities) owed by any of the Transferred Subsidiaries to PMSI or any of its subsidiaries (other than another Transferred Subsidiary) or any of its directors, officers or employees shall no longer be in force and shall have no further force or effect other than as may be expressly set forth in the Allocation Agreement. PMSI further agrees that it will cause each of its subsidiaries to execute and deliver to the relevant Transferred Subsidiary such subsidiary's agreement that all obligations of any Transferred Subsidiary to such subsidiary shall, at and after the Closing Date, no longer be in force or have any force or effect other than as may be expressly set forth in the Allocation Agreement.

          (b) PMSI agrees that, effective as of June 24, 1998, all obligations of Walsh International Inc. ("WII") or any of its subsidiaries to PMSI or any of its subsidiaries (other than the promissory note issued by WII to PMSI in an aggregate principal amount of $1.2 million (the "Walsh Note")), outstanding as of such date shall no longer be in force and shall have no further force or effect. PMSI further agrees that it will cause each of its subsidiaries to execute and deliver to WII such subsidiary's agreement that all such obligations of WII or any of its subsidiaries to such subsidiary shall, as of June 24, 1998, no longer be in force or have any force or effect. The preceding sentence shall not be construed to terminate the Pharbase License Agreement, dated as of July 1, 1997 (the "Pharbase Agreement"), by and between WII and PMSI. PMSI and the Acquiror hereby agree, and the Acquiror shall cause WII to agree, that the Pharbase Agreement is hereby amended as of the Closing Date as follows: (i) by deleting Clause 2 in its entirety and substituting in lieu thereof the following: "The term of the license shall commence on the date hereof and continue until July 31, 1999.", (ii) by deleting the first and second sentences of Clause 3(a) in their entirety and substituting in lieu thereof the following:
"In consideration for each license right granted to PMSI hereunder, PMSI shall pay to Walsh a fee of $230,000 for each fiscal year up to and including the year ended June 30, 1998, $20,000 for the period from July 1, 1998 to July 31, 1998 and $50,000 for the period from August 1, 1998 to June 30, 1999 and (iii) the Territories (as such term is defined in the Pharbase Agreement) shall be deemed to include only Belgium. The second sentence of this subparagraph also shall not be construed to affect any obligation of PMSI or any of its subsidiaries to WII or any of its subsidiaries pursuant to leases and sub-leases.

          SECTION 5.8. Taxes. PMSI and the Sellers shall pay all Taxes of PMSI and its affiliates, the Transferred Subsidiaries, the Belgian Subsidiaries and the Acquiror and its Affiliates resulting from (i) actions taken prior to or on the Closing Date by PMSI or any of its subsidiaries in contemplation of this Agreement (including Section 5.11 hereof) and (ii) any actions undertaken by any of PMSI or its affiliates or any of the Acquiror or its affiliates to effect the transfer of the Capital Stock of the Transferred Subsidiaries and the Belgian Subsidiaries and with respect to the transfer and/or capitalization of the intercompany indebtedness of any of the Transferred Subsidiaries or Belgian Subsidiaries in connection with this Agreement whether prior, on or subsequent to the Closing, other than taxes resulting from actions of the Acquiror or its affiliates not contemplated by this Agreement or taxes resulting from a reduction, limitation or change in any net operating loss or other tax attribute of the Transferred Subsidiaries or the Belgian Subsidiaries. Notwithstanding the foregoing, all transfer, sales or similar taxes, and all documentary or other stamp taxes, arising out of or related to the transfer of capital stock of the Transferred Subsidiaries or the Belgian Subsidiaries shall be allocated between the Sellers, on the one hand, and the Acquiror, on the other hand, pursuant to the law of the jurisdiction of the applicable Transferred Subsidiary or Belgian Subsidiary, as the case may be.

          SECTION 5.9. Scott-Levin Data Supply Agreement. (a) In the event that, at any time following the Closing and prior to June 30, 2002, as a result of a Change of Control Event (as hereinafter defined), Source Informatics America Inc. ("Source America") ceases to provide data to PMSI Scott-Levin Inc. ("Scott-Levin") pursuant to the Services Agreement dated as of December 15, 1997 among Source America, Scott-Levin and PMSI (such agreement, as in effect on the date hereof, being hereinafter referred to as the "Source Agreement"), the Acquiror agrees to provide the Replacement Data (as hereinafter defined) to Scott-Levin upon the terms and for the period hereinafter specified in this
Section 5.9.

          (b) Subject to the terms and conditions herein (including, without limitation, the terms and conditions set forth in Exhibit D), the Acquiror shall provide the Replacement Data for a period beginning as promptly as practicable following notice in writing from PMSI to the Acquiror of the cessation of data provision under the circumstances described in paragraph (a) above and for the period set forth in Exhibit D.

          (c) The Acquiror shall provide the Replacement Data at the prices and substantially on the terms set forth in Exhibit D hereto.

          (d) In addition to the terms and conditions set forth in Exhibit D, it also will be a condition to the obligation of the Acquiror to provide Replacement Data pursuant to this Section 5.9 that Scott-Levin (i) shall have ceased (and thereafter shall continue to refrain from) all data provision to Source America and its affiliates pursuant to the Source Agreement or otherwise,
(ii) shall not be permitted to use the Source name and, at the option of the Acquiror, may be required to use the name "IMS Health" or "IMS", in a manner reasonably acceptable to PMSI, in connection with the packaging, distribution or marketing (internally or externally) of any product or service that utilizes such Replacement Data and (iii) such data shall not be available from any single provider other than Source America or the Acquiror. Further, PMSI agrees that it will cause Scott- Levin to utilize all Replacement Data solely and exclusively in accordance with the terms and conditions set forth in Exhibit D and to refrain from utilizing any of the Replacement Data (whether internally or otherwise) for any other purpose whatsoever (including, without limitation, other products now or hereafter developed or marketed by PMSI, Scott-Levin or any of their affiliates or successors).

          (e) For purposes of this Section 5.9: (i) the term "Change of Control Event" means a change of control of Scott- Levin within the meaning of Section 5(b) of the Source Agreement (other than a change of control arising in any transaction or series of transactions (A) as a result of which Scott-Levin or any of its successors becomes a direct or indirect affiliate of National Data Corporation or Source America or any of their respective successors or affiliates or (B) the principal purpose of which is the re-sourcing of data utilized for purposes of the products that as of the Closing Date utilize the data supplied by Source America pursuant to the Source Agreement); and (ii) "Replacement Data" means data described in Exhibit D that is to be supplied by the Acquiror, but only to the extent such data can be provided in a manner that
(x) will not cause significant disruption of other business operations of the Acquiror and its subsidiaries, (y) will utilize data collected and maintained by the Acquiror and its subsidiaries for purposes other than satisfying its obligations set forth in this Section 5.9 and (z) will not violate or conflict with any Requirement of Law or any material Contractual Obligation (each as defined in Section 9.3) (but excluding Contractual Obligations entered into by the Acquiror for the purpose of evading its obligations hereunder) of the Acquiror or any of its affiliates.

          SECTION 5.10. Covenants With Respect to Holding and Disposition of IMS Health Shares and the Bugamor Shares. (a) In furtherance of the intention of PMSI and the Sellers to hold the IMS Health Shares and the Bugamor Shares exclusively for investment pending any disposition thereof, PMSI and the Sellers agree that, for so long as any IMS Health Shares and the Bugamor Shares are beneficially owned by any of them or any other controlled affiliate of PMSI (PMSI, the Sellers and such affiliates being referred to as the "PMSI Group"):

               (i) no member of the PMSI Group shall deposit any IMS Health Shares or Bugamor Shares in a voting trust or subject any IMS Health Shares and the Bugamor Shares to any arrangement or agreement with respect to the voting of such IMS Health Shares or Bugamor Shares;

               (ii) no member of the PMSI Group shall solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act);

               (iii) no member of the PMSI Group shall, directly or indirectly, acquire any Capital Stock of IMS Health so long as any member of the PMSI Group or any of its affiliates owns any of the IMS Health Shares or Bugamor Shares;

               (iv) no member of the PMSI Group shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of shares of IMS Health Common Stock, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act (in each case other than solely with members of the PMSI Group exclusively in their capacity as beneficial owners of the IMS Health Shares or Bugamor Shares); and

               (v) no member of the PMSI Group will have any right to (A) participate in the formulation, determination or direction of any business decisions of the Acquiror, (B) nominate candidates to the board of directors of the Acquiror or any of its affiliates, (C) propose corporate action requiring the approval of the stockholders of the Acquiror, (D) have a controlling stockholder, director, officer or employee of any member of the PMSI Group simultaneously serve as an officer or director of the Acquiror or any of its affiliates, (E) inspect or otherwise obtain access to the books and records of the Acquiror under the Delaware General Corporation Law or otherwise or (F) otherwise obtain information from the Acquiror or any of its affiliates, other than publicly available documents.

          (b) PMSI and the Sellers represent and warrant that they intend to cause all members of the PMSI Group to dispose of all of the IMS Health Shares and the Bugamor Shares in an orderly manner promptly following the Closing, subject to compliance with applicable federal and state securities laws. Subject to market conditions or other circumstances that would affect the fiduciary obligations of the board of directors of PMSI (and assuming compliance by the Acquiror with its obligations under the Registration Rights Agreement), PMSI agrees that it will cause all members of the PMSI Group to dispose of all of the IMS Health Shares and Bugamor Shares (in public, private or other transactions) not later than 18 months after the Closing Date.

          SECTION 5.11. Capital Contributions of Intercompany Debt. (a) Pursuant to the forms of agreement attached as Exhibit G hereto (the "Capital Contribution Agreements"), the Seller has caused the intercompany indebtedness owed by each Transferred Subsidiary shown on Schedule IV to be contributed to the capital of such Transferred Subsidiary. As expeditiously as possible following the Closing, the Acquiror shall take all ministerial action under the law of the relevant foreign jurisdiction to reflect the contribution to capital of such intercompany indebtedness. PMSI and the Sellers shall pay all expenses incurred in connection with the capitalization of such intercompany indebtedness, whether incurred prior to, on or subsequent to the closing.

          SECTION 5.12. Reorganization Treatment. Except for actions provided or contemplated by this Agreement or any Transaction Document (as to which the Acquiror makes no covenant or agreement), neither the Acquiror nor any of its affiliates will take any action that would, solely as a result thereof, prevent the transfer of the equity interests in each entity listed on Schedules I and II hereto and each of the Belgian Subsidiaries to the Acquiror and its affiliates from constituting a reorganization within the meaning of Section 368(a)(1) of the Code.

          SECTION 5.13. Bugamor Building. As promptly as practicable after the Closing Date, PMSI shall arrange for the sale of the building owned by PMSI Database B.V. After the consummation of such sale, the Acquiror shall issue shares of IMS Health Common Stock (the "Bugamor Shares") to PMSI in a number of shares (rounded to be nearest whole share), calculated using the average of the closing sales prices of IMS Health Common Stock on the New York Stock Exchange Composite Transaction Tape on ten consecutive trading days immediately preceding the second trading date prior to the day on which the sale of the Bugamor Building is closed, equal to the proceeds of such sale minus (a) all Taxes, costs, expenses and liabilities incurred by the Acquiror or any of affiliates in connection with such sale minus (b) the sale currency equivalent of $2 million.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

          SECTION 6.1. Conditions to Obligations of Each Party to Effect the Transactions to Be Effected at the Closing. The obligations of each party to effect the transactions to be effected on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) No Order. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the transactions to be effected on the Closing Date; provided, however, that the parties shall use all reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

          (b) NYSE Listing. The IMS Health Shares to be issued in accordance with this Agreement on the Closing Date shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Other Approvals. All authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by PMSI, the Sellers and the Acquiror prior to the consummation of the transactions to be effected on the Closing Date shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make would not have a Material Adverse Effect with respect to the Acquiror (with respect to obligations of the Acquiror) or PMSI (with respect to the obligations of PMSI and the Sellers).

          SECTION 6.2. Additional Conditions to Obligations of the Acquiror. The obligation of the Acquiror to effect the transactions to be effected on the Closing Date are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties (including the Designated Representations) of the Sellers and PMSI contained in this Agreement that is qualified as to "materiality," "Material Adverse Change" or "Material Adverse Effect" shall be true and correct, and each of the other representations and warranties (including the Designated Representations) of the Sellers and PMSI contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties that address matters only as of a particular date shall have been true and correct as of such date. The Acquiror shall have received a certificate of the chief executive officer or chief financial officer of PMSI to such effect.

          (b) Agreements and Covenants. Each Seller and PMSI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Acquiror shall have received a certificate of the chief executive officer or chief financial officer of PMSI to that effect.

          (c) No Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the transactions to be effected on the Closing Date or seeking to obtain from the Acquiror, any of its affiliates or any of the Transferred Subsidiaries any material amount of damages, (ii) seeking to prohibit or limit the ownership or operation by the Acquiror or any of its affiliates of any material portion of their business or assets or to dispose of or hold separate any material portion of their business or assets, as a result of the transactions to be effected on the Closing Date, (iii) seeking to impose limitations on the ability of the Acquiror to acquire or hold, or exercise full rights (including voting rights) of ownership of, any shares of the capital stock of any of the Transferred Subsidiaries or (iv) seeking to prohibit the Acquiror or any of its subsidiaries from effectively controlling in any material respect the business or operations of any of the Transferred Subsidiaries.

          (d) Third Party Approvals. All consents, waivers or approvals required to be obtained from third parties under contracts, agreements or similar instruments to which PMSI or any of its subsidiaries is a party, or by which any of them is bound, in connection with the transactions to be effected on the Closing Date shall have been obtained, except to the extent that the failure to obtain such consents, waivers or approvals would not, in the aggregate, result in violations, defaults (with or without notice or lapse of time or both), rights of termination, cancellation or acceleration, or losses of benefit that would have a Material Adverse Effect with respect to the Acquiror.

          (e) Registration Rights Agreement, Allocation Agreement and Capital Contribution Agreement. On or prior to the Closing Date, PMSI shall have delivered and caused to be delivered to the Acquiror (i) the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A and executed by an executive officer of PMSI, (ii) the Allocation Agreement, substantially in the form attached hereto as Exhibit B and executed by executive officers of PMSI and each of its subsidiaries signatory thereto, and (iii) the Capital Contribution Agreement, substantially in the form attached hereto as Exhibit G and executed by an executive officer of PMSI and each of its subsidiaries signatory thereto.

          (f) Noncompetition Agreements. On or prior to the Closing Date, Mr. Handel E. Evans shall have delivered to the Acquiror a Confidentiality and Noncompetition Agreement, substantially in the form attached hereto as Exhibit E, duly executed by such individual.

          SECTION 6.3. Additional Conditions to Obligations of PMSI and the Sellers. The obligations of PMSI and each of the Sellers to effect the transactions to be effected on the Closing Date are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Acquiror contained in this Agreement that is qualified as to "materiality," "Material Adverse Change" or "Material Adverse Effect" shall be true and correct, and each of the other representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects, in each case as of such Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date. PMSI and the Sellers shall have received a certificate of a duly authorized officer of the Acquiror to such effect.

          (b) Agreements and Covenants. The Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. PMSI and the Sellers shall have received a certificate of a duly authorized officer of the Acquiror to such effect.

          (c) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the transactions to be effected on the Closing Date or seeking to obtain from PMSI or any of its affiliates any material amount of damages. No suit, action or proceeding by any other person shall be pending that seeks any such relief as to which there is a reasonable possibility of success or that otherwise could reasonably be expected to have a Material Adverse Effect with respect to PMSI.

          (d) Registration Rights Agreement, Allocation Agreement and the Capital Contribution Agreement. On or prior to the Closing Date, the Acquiror shall have delivered to PMSI (i) the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A and executed by an executive officer of the Acquiror, (ii) the Allocation Agreement, substantially in the form attached hereto as Exhibit B and executed by an executive officer of the Acquiror, and (iii) the Capital Contribution Agreement, substantially in the form attached hereto as Exhibit G and executed by an executive officer of the Acquiror.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 7.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

          (a) by mutual written consent of the Acquiror and PMSI; or

          (b) by either the Acquiror or PMSI if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) by PMSI if the Closing shall not have occurred on or before August 15, 1998 (other than due to the failure of PMSI or any of the Sellers to perform its obligations under this Agreement required to be performed at or prior to the Closing), or by the Acquiror if the Closing shall not have occurred on or before August 15, 1998 (other than due to the failure of the Acquiror to perform its obligations under this Agreement required to be performed at or prior to the Closing).

          SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either PMSI or the Acquiror as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Acquiror, PMSI or any Seller, other than the provisions of Section 3.1(i), Section 3.2(g), the last sentence of Section 5.1

(a) (and the provisions of the Confidentiality Agreement referred to therein), 5.7(b), this Section 7.2, Section 9.1, Section 9.6 and Section 9.7. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement (including, without limitation, liability for damages as a result of any such breach that gives rise to an inability to satisfy any of the conditions to any Closing set forth in Article VI).

          SECTION 7.3. Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 7.4. Extension; Waiver. At any time, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

          SECTION 7.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require in the case of the Acquiror, PMSI or any Seller, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

          SECTION 8.1. Survival of Representations and Warranties. (a) Except as otherwise provided in paragraph (b) of this Section 8.1, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all such representations and warranties will be extinguished on consummation of the Closing and neither the Acquiror, PMSI, any Seller nor any officer, director or employee or stockholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time.

          (b) The representations and warranties of the Sellers and of PMSI contained in paragraphs (c), (e), (h), (k) and (n) of Section 3.1, and the representations and warranties of the Acquiror contained in paragraphs (b) and
(c) of Section 3.2, shall survive the Closing for a period of two years thereafter except for (i) paragraph (c)(i) of Section 3.1, which shall survive without limitation as to time, and (ii) paragraph (h) of Section 3.1, which shall survive the Closing for the applicable statute of limitations, plus 30 days. The representations and warranties of the Sellers and of PMSI contained in clause (iv) of paragraph (g) of Section 3.1 shall survive the Closing until April 30, 1999, after which time such representations and warranties shall be of no further force or effect (except with respect to claims for indemnification theretofore made in respect thereof pursuant to Section 8.2).

          (c) This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

          SECTION 8.2. Indemnification by Sellers and PMSI. Subject to the provisions of this Article VIII, PMSI and each of the Sellers, jointly and severally, shall indemnify and hold harmless the Acquiror, any affiliate of the Acquiror (including, without limitation, the Transferred Subsidiaries and the Belgian Subsidiaries), the respective officers, directors, shareholders, employees, agents and representatives of the Acquiror and its affiliates, and each such person's successors and assigns (each, an "Acquiror Indemnitee") from and after the Closing from and against any Damages (as defined in Section 9.3) incurred or suffered by such Acquiror Indemnitee as a result of or arising from
(a) any inaccuracy in any of the representations and warranties made by PMSI or any of the Sellers in clause (iv) of paragraph (g) of Section 3.1 or in paragraphs (c), (e), (k) and (n) of Section 3.1, (b) any breach of any of the covenants or agreements made by PMSI or any of the Sellers in this Agreement or in the Allocation Agreement, (c) any liability with respect to Taxes owed by any Transferred Subsidiary to Governmental Entities in France with respect to additional Taxes due in respect of certain intercompany transactions between Medi-Diff S.A. and Logimed S.A. (as described in Section 3.1(h) of the PMSI Disclosure Schedule) to the extent that such liability exceeds $1.5 million, notwithstanding the accrual of any liability relating thereto on the Pro Forma Balance Sheet, (d) any liability arising out of or relating to the sale by PMSI of its business in Austria and (e) any liability arising out of or relating to any bonus (including, without limitation, all stay, incentive or similar bonuses) payable to any director, officer, consultant or employee of PMSI or any of its subsidiaries accrued or otherwise attributable through the period ending June 30, 1998, all stay, incentive or similar bonuses in connection with the Merger Agreement, this Agreement or the transactions relating thereto and all bonuses for the period from June 30, 1998 to the Closing Date to the extent such bonuses are in excess of plans in effect as of March 23, 1998. Notwithstanding anything in this Article VIII to the contrary, PMSI and the Sellers shall not be obligated to indemnify any Acquiror Indemnitee and hold such Acquiror Indemnitee harmless from and against Damages as a result of or arising from any inaccuracy in any of the representations and warranties made by PMSI or any of the Sellers in paragraphs (e), (k) or (n) of Section 3.1, until the aggregate amount of such Damages exceeds $1,000,000 (and, in such event, only to the extent of such excess).

          SECTION 8.3. Indemnification by Acquiror. Subject to the provisions of this Article VIII, the Acquiror shall indemnify and hold harmless PMSI and each Seller, any affiliate of PMSI, the respective officers, directors, shareholders, employees, agents and representatives of PMSI and its affiliates, and each such person's successors and assigns (each, a "PMSI Indemnitee") from and after the Closing from and against any Damages incurred or suffered by such PMSI Indemnitee as a result of or arising from (a) any inaccuracy in any of the representations and warranties made by the Acquiror in paragraphs (b) and (c) of
Section 3.2, (b) any breach of any of the covenants or agreements made by the Acquiror in this Agreement or in the Allocation Agreement and (c) the failure of the Transferred Subsidiaries to perform or discharge any of their respective liabilities or obligations reflected on the Pro Forma Financial Statements or set forth in the Allocation Agreement.

          SECTION 8.4. Claims Procedures. In the case of any Damages for which indemnification is sought hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") in writing of the existence and nature of such Damages, as well as the claim, demand, action or proceeding, if any, out of which the Damages arise (a "Claim"); provided, however, that no failure or delay by the Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnitee harmless, except to the extent the Indemnitee's failure to give or delay in giving the required notice materially impairs the Indemnifying Party's ability to indemnify or defend or to mitigate its Damages, in which case the Indemnifying Party shall have no obligation to indemnify the Indemnitee to the extent of Damages, if any, caused by such failure to give or delay in giving the required notice. If such Damages arise out of a Claim by a third person, the Indemnitee must give the Indemnifying Party a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnifying Party at the Indemnifying Party's sole cost and expense and with counsel of its own selection, and the Indemnifying Party shall pay any resulting settlements (including all associated Damages), satisfy any judgments or comply with any decrees; provided, further, however, that the Indemnitee shall at all times also have the right fully to participate in the defense at Indemnitee's sole cost and expense so long as such participation occurs without hindering or impairing the defense of the Indemnifying Party. Notwithstanding the foregoing, without the prior written consent of the Indemnitee, the Indemnifying Party shall not compromise or settle any Claim if (i) the terms thereof impose any liability or obligations on the Indemnitee, or (ii) the terms thereof fail to include an unconditional general release of the Indemnitee with respect to all liabilities and obligations in respect of such Claim. If the Indemnifying Party shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, and without waiving any rights against the Indemnifying Party, to undertake the defense of, and with the consent of the Indemnifying Party (such consent not to be withheld unreasonably), to compromise or settle the Claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party and shall be entitled to collect the amount of any settlement or judgment or decree and all costs and expenses (including, without limitation, reasonable attorney's fees) in connection therewith from the Indemnifying Party. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle any Claim.

          SECTION 8.5. Subrogation. Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to all persons relating to the matter for which indemnification has been made.

          SECTION 8.6. Insured Losses. The amount of any Damages for which indemnification is provided under this Article VIII shall be net of any duplicative amounts recovered by the Indemnitee under insurance policies or from unaffiliated third persons with respect to such Damages.

          SECTION 8.7. Tax Indemnification. (a) From and after the Closing Date, without duplication, PMSI and each of Sellers, jointly and severally, shall indemnify and hold harmless the Acquiror, any affiliate of the Acquiror (including, without limitation, the Transferred Subsidiaries and their affiliates and, if the Belgian Subsidiaries are acquired by the Acquiror or any of its affiliates, the Belgian Subsidiaries and their affiliates) against all Taxes (including, without limitation, reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith and all Taxes relating to the unwinding of intercompany transactions involving any of the Transferred Subsidiaries or Belgian Subsidiaries), other than any Taxes accrued (to the extent of the accrual) as a liability on the Pro Forma Balance Sheet, imposed on or payable by the Transferred Subsidiaries (or, if the Belgian Subsidiaries are acquired by the Acquiror or any of its affiliates, the Belgian Subsidiaries) (i) with respect to any taxable period or portion thereof that ends on or before the Closing Date including any Taxes allocated to such period under Section 8.7(d) hereof); (ii) by reason of the Transferred Subsidiaries (or, if the Belgian Subsidiaries are acquired by the Acquiror or any of its affiliates, the Belgian Subsidiaries) being included in any consolidated, affiliated, combined or unitary or other similar group of companies at any time on or before the Closing Date; (iii) any Damages arising out of a breach of representations and warranties contained in Section 3.1(h); or (iv) pursuant to any contract or agreement with any third party for indemnification of Taxes.

          (b) From and after the Closing Date (or, with respect to the Belgian Subsidiaries if they are acquired by the Acquiror or any of its affiliates, from and after the date on which all right, title and interest in the Belgian Subsidiaries is transferred to the Acquiror or any of its affiliates (the "Belgium Closing Date")), without duplication, the Acquiror shall, and shall cause the Transferred Subsidiaries (or the Belgian Subsidiaries, as the case may be) to, indemnify PMSI and the Sellers against all Taxes (including, without limitation, reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith) imposed on the Transferred Subsidiaries (or, if the Belgian Subsidiaries are transferred to the Acquiror or any of its affiliates, on the Belgian Subsidiaries), which Taxes are not subject to indemnification pursuant to Section 8.7(a).

          (c) Payment by the indemnitor of any amount due under this Section 8.7 shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate Tax Authority is due, provided that the indemnitor shall not be required to make any payment earlier than five days before it is due to the appropriate Tax Authority. In the case of a Tax that is contested in accordance with the provisions of Section 8.8, payment of the Tax to the appropriate Tax Authority will not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court. Final determination shall have the meaning as set forth in
Section 1313(a) of the Code or the comparable provision of the appropriate foreign tax statute, regulation or law.

          (d) Each of PMSI, the Sellers and the Acquiror shall, to the extent permitted by applicable law and except as otherwise provided herein, elect with the relevant Taxing Authority to close the taxable period of the Transferred Subsidiaries at the end of the day on the Closing Date (and, if the Belgian Subsidiaries are transferred to the Acquiror or any of its affiliates, to close the taxable period of the Belgian Subsidiaries on the Belgian Closing Date). For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a taxable period that begins before the Closing Date and ends after the Closing Date (or that begins before the Belgian Closing Date and ends after the Belgian Closing Date, as the case may be), the portion of such Taxes which is payable for the portion of such taxable period ending on the Closing Date (or the Belgian Closing Date, as the case may be) shall be (i) in the case of any real or personal property Tax or similar Tax, the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Tax for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date (or the Belgian Closing Date, as the case may be) and the denominator of which is the number of days in the entire taxable period and (ii) in the case of any other Tax, on the basis of the actual activities of the Transferred Subsidiaries (and, if applicable, the Belgian Subsidiaries) determined from their books and records as if the relevant taxable period ended on the Closing Date (or the Belgian Closing Date, as the case may be). Any credit or refund resulting from an overpayment of Taxes shall be prorated based upon the method employed in the immediately preceding sentence. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 8.7(d) shall be computed by reference to the level of such items on the Closing Date (or the Belgian Closing Date, as the case may be).

          SECTION 8.8. Contests. (a) After the Closing Date, each of Sellers and the Acquiror shall promptly notify the other party in writing upon receipt of written notice of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on a PMSI Indemnitee, the Acquiror or the Transferred Subsidiaries or the Belgian Subsidiaries which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by the other party under Section 8.7. Such notice shall contain factual information (to the extent known to the notifying party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability. Failure by any indemnitee under Section 8.7 to give any indemnitor under Section 8.7 prompt notice of an asserted Tax liability as required by this Section 8.8 shall not affect the indemnification obligation of such indemnitor except to the extent such failure to give notice results in a actual material detriment to the indemnitor.

          (b) In the case of an audit or administrative or judicial proceeding that relates to a period ending on or before the Closing Date with respect to the Transferred Assets, PMSI and Sellers shall have the sole right, at their expense, to control the conduct of such audit or proceeding; provided, however, that PMSI and Sellers shall consult with the Acquiror to the extent any proposed adjustment may have a material effect on the Taxes of the Acquiror or the Transferred Subsidiaries for taxable periods beginning after the Closing Date. The Acquiror shall control the defense and settlement of any contest relating to taxable periods or portions thereof relating to the Transferred Assets that begin on or after the Closing Date, provided, however, the Acquiror shall consult with PMSI and the Sellers to the extent any proposed adjustment may have a material effect on the Taxes of PMSI or the Sellers for taxable periods beginning before the Closing Date.

          (c) In the case of an audit or administrative or judicial proceeding that relates to a period ending on or before the Belgian Closing Date with respect to the Belgian Subsidiaries, the Sellers shall have the sole right, at their expense, to control the conduct of such audit or proceeding; provided, however, that PMSI and the Sellers shall consult with the Acquiror to the extent any proposed adjustment may have a material effect on the Taxes of the Acquiror, the Belgian Subsidiaries or the Transferred Subsidiaries for taxable periods beginning after the Belgian Closing Date. The Acquiror shall control the defense and settlement of any contest relating to taxable periods or portions thereof with respect to the Belgian Subsidiaries that begin on or after the Belgian Closing Date, provided, however, the Acquiror shall consult with PMSI and the Sellers to the extent any proposed adjustment may have a material effect on the Taxes of PMSI and the Sellers for taxable periods with respect to the Belgian Subsidiaries beginning before the Belgian Closing Date.

          (d) With respect to periods beginning before the Closing Date and ending after the Closing Date with respect to the Transferred Assets (and with respect to periods beginning before the Belgian Closing Date and ending after the Belgian Closing Date with respect to the Belgian Subsidiaries), (i) each party may participate in an audit or proceeding which relates to any such period and (ii) such audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment; provided that neither party shall settle any such audit or proceeding without the consent of the other, which consent shall not be unreasonably withheld. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by the Acquiror, PMSI and the Sellers.

          SECTION 8.9. Preparation of Tax Returns. (a) PMSI and each of the Sellers shall (i) prepare or cause to be prepared and timely file any Tax Returns that are due (including extensions) prior to (A) the Closing Date with respect to the Transferred Subsidiaries and (B) the Belgian Closing Date with respect to the Belgian Subsidiaries (collectively the "Seller Returns") and (ii) timely pay when due all Taxes relating to such Returns. The Seller Returns shall be prepared in a manner consistent with the prior practice of the Transferred Subsidiaries and the Belgian Subsidiaries. In the case of any Tax Return due after the Closing Date with respect to the Transferred Assets (or any Tax Return due after the Belgian Closing Date with respect to the Belgian Subsidiaries) for a (i) period ending on or prior to the Closing Date or, in the case of the Belgian Subsidiaries, the Belgian Closing Date, or (ii) period that includes, but does not end on or prior to, the Closing Date or, in the case of the Belgian Subsidiaries, the Belgian Closing Date (Tax Returns described in (i) and (ii) collectively, the "the Acquiror Returns"), the Acquiror shall prepare or cause the Transferred Subsidiaries or the Belgian Subsidiaries, as the case may be, to prepare such Acquiror Returns and the Acquiror shall deliver such Acquiror Returns to PMSI at least 21 days before such return is due to be filed (taking into account any extensions of time to file such return that have been properly obtained) for PMSI's review and comment. PMSI and the Sellers shall reimburse the Acquiror for any Taxes on the Acquiror Return owed by PMSI or the Sellers pursuant to Sections 8.7(a) and 8.7(d), other than Taxes accrued (to the extent of the accrual) as a liability on the Pro Forma Balance Sheet. The Acquiror shall prepare and file or cause the Transferred Subsidiaries and the Belgian Subsidiaries to prepare and file any Tax return relating to the Transferred Subsidiaries and the Belgian Subsidiaries for any taxable periods that begin on or after the Closing Date or on and after the Belgian Closing Date, as the case may be.

          (b) PMSI and the Sellers shall have the right to object to any items set forth on the Acquiror Returns within ten days of the delivery of a particular return. In the event of such an objection, the parties shall attempt in good faith to resolve the dispute. If the parties cannot resolve any such dispute, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to, PMSI and the Acquiror. The independent accounting firm so selected shall determine the proper amounts for the items remaining in dispute and the Acquiror and PMSI and the Sellers shall be bound by the determination of the independent accounting firm absent manifest error. The independent accounting firm shall make any such determination within 10 days after submission of the remaining disputed items. If a Tax Return is due before the date a disputed item is resolved hereunder, it shall be filed as prepared and resolved items shall be reflected on an amended return.

          (c) PMSI, the Sellers and the Acquiror shall prepare and file all applicable Tax Returns for which they are responsible hereunder or otherwise on the basis that the transfer of the interests in each entity listed on Schedule I and Schedule II hereto and the Belgian Subsidiaries separately qualifies as a reorganization under the provisions of Section 368(a) of the Code, and neither PMSI, the Sellers nor the Acquiror shall take any position inconsistent therewith on any Tax Return. Except as otherwise provided or contemplated by the Agreement or any Transaction Document, the Acquiror shall make no tax election or otherwise take any action on or after the Closing Date which could materially affect the liability of any of the Sellers or of PMSI for any Taxes of the Transferred Subsidiaries or the Belgian Subsidiaries under this Agreement or otherwise without the prior written consent of the Sellers and PMSI, which consent shall not be unreasonably withheld. The Acquiror shall not file any amended Tax Returns with respect to any taxable period (or portion thereof) of any of the Transferred Subsidiaries on the Belgian Subsidiaries ending on or prior to the Closing Date without the prior written consent of the Sellers and PMSI, which consent shall not be unreasonably withheld.

          SECTION 8.10. Cooperation and Exchange of Information. PMSI, the Acquiror and each of the Sellers will provide each other with such cooperation and information as any of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or determining any Tax attribute or the Tax basis in any asset. Any information obtained under this Section 8.10 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

          SECTION 8.11. Tax Sharing Arrangements. Any and all existing Tax sharing, allocation, compensation or like agreements or arrangements, whether or not written, that include the Transferred Subsidiaries or the Belgian Subsidiaries shall be terminated as of the Closing Date (pursuant to a writing executed on or before the Closing Date by all parties concerned) and shall have no further force or effect. All liabilities of the Transferred Subsidiaries and the Belgian Subsidiaries or any affiliate of PMSI (for Taxes or otherwise pursuant to such agreements or arrangements) shall be canceled on or prior to the Closing Date. Any and all powers of attorney relating to Tax matters concerning the Transferred Subsidiaries and the Belgian Subsidiaries shall be terminated as to the Transferred Subsidiaries and the Belgian Subsidiaries on or prior to the Closing Date and shall have no further force or effect.

          SECTION 8.12. Insured Losses. The amount of any Damages for which indemnification is provided under this Article VIII shall be net of any duplicative amounts recovered by the Indemnitee under insurance policies or from unaffiliated third persons with respect to such Damages.


                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.1. Fees and Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          SECTION 9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or transmitted by confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to the Acquiror, to

              IMS Health Incorporated
              200 Nyala Farms
              Westport, CT  06880

              Attention:   General Counsel
              Fax Number:  (203) 222-4313

          with a copy to:

              Simpson Thacher & Bartlett
              425 Lexington Avenue
              New York, NY  10017

              Attention:  Richard A. Garvey, Esq.
              Fax Number:  (212) 455-2502

          (b) if to PMSI or any of the Sellers, to

              Pharmaceutical Marketing Services Inc.
              45 Rockefeller Plaza
              New York, NY  10111

              Attention:  General Counsel
              Fax Number:  (212) 841-5760

          with a copy to:

              Reboul, MacMurray, Hewitt, Maynard & Kristol
              45 Rockefeller Plaza
              New York, NY 10111

              Attention:  Robert A. Schwed, Esq.
              Fax Number:  (212) 841-5725

          SECTION 9.3. Definitions. In addition to terms defined elsewhere herein (as indicated in Exhibit F hereto), for purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Business Day" means a day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close;

          (c) "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including, without limitation, any and all rights to indebtedness owed by Transferred Subsidiaries that PMSI or any of its subsidiaries has (i) contributed to the capital or exchanged for equity interests in such Transferred Subsidiary or (ii) entered into an agreement to effect such a contribution or exchange, in each case pursuant to the Capital Contribution Agreements), any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing;

          (d) "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          (e) "Damages" means any and all demands, actions, causes of action, assessments, claims, losses, liabilities, damages, judgments, settlements, expenses, remedial actions, Taxes, fines, penalties, sanctions and deficiencies, including attorneys' fees and disbursements, interest, and all other reasonable costs of investigation and defense;

          (f) "Designated Representations" means each of the representations of PMSI set forth in Section 3.1 of the Merger Agreement utilizing the defined terms contemplated thereby (copies of each of which are attached hereto as Exhibit C), except for the representations set forth in paragraphs (c), (d),
(f), (n), (o), (p), (q), (r), (s) and (t) thereof, to the extent that any of such representations directly or indirectly in any manner relate to, or directly or indirectly pertain to any matters that in any respect whatsoever may affect:
(i) the business, properties, financial condition, assets, liabilities, personnel, operations, results of operations or prospects of any of the Transferred Subsidiaries or any subsidiaries thereof; (ii) the value of the Capital Stock of the Transferred Subsidiaries to be acquired pursuant to this Agreement; (iii) the consummation of the transactions contemplated by this Agreement;

          (g) "$ or "dollars" means lawful currency of the United States of America unless otherwise expressly indicated;

          (h) "IMS Health Common Stock" means the common stock, par value $.01 per share, of IMS Health Incorporated;

          (i) "IMS Health Common Stock Price" means the average of the closing sales prices of IMS Health Common Stock on the New York Stock Exchange Composite

Transactions Tape on the 10 consecutive trading days immediately preceding the second trading day prior to the Closing Date;

          (j) "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (D) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (E) all capitalized lease obligations of such person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such person and (I) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person;

          (k) "Intellectual Property" means all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, whether registered or unregistered, including, without limitation, all (i) (a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, and confidential information, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, Software, Databases and related items; (c) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (d) trade secrets, data and other confidential information; and
(ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing;

          (l) "knowledge" means, with respect to any matter, (i) in the case of the Acquiror, the knowledge of any executive officer or the General Counsel of the Acquiror after due inquiry into such matter and (ii) in the case of PMSI or any of the Sellers, the knowledge of Messrs. Dennis M.J. Turner, Handel E. Evans, Raymond Davies and Warren J. Hauser after due inquiry into such matter;

          (m) "Material Adverse Change" means, when used with respect to PMSI or the Acquiror, any change that, either individually or in the aggregate with all other such changes, is materially adverse either to the Transferred Subsidiaries or to the Acquiror and its subsidiaries taken as a whole, as the case may be;

          (n) "Material Adverse Effect" means, when used with respect to PMSI or the Acquiror, any change, effect, event or occurrence that, either individually or in the aggregate with all other such changes, effects, events and occurrences, either (a) is materially adverse to the business, properties, financial condition or results of operations of either the Transferred Subsidiaries or the Acquiror and its subsidiaries taken as a whole, as the case may be (or, in the case of Sections 6.1(c) and 6.3(c), PMSI and its subsidiaries (other than the Transferred Subsidiaries) taken as a whole), or (b) will be materially adverse to the business, properties, financial condition or results of operations of the Acquiror and its subsidiaries (including the Transferred Subsidiaries) taken as a whole following the Closing Date;

          (o) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (p) "Requirement of Law" means, as to any Person, the certificate of incorporation or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Entity, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          (q) "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

          (r) "Tax or Taxes" means all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, capital stock, franchise, profits, license, environmental (including taxes under Code Section 59(A)) withholding, payroll, employment, unemployment, disability, social security (or similar), transfer, net worth, excise, severance, stamp, occupation, premium, value added, property, alternative or add-on minimum or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign;

          (s) "Tax Return" means any return, report or statement required to be filed with any governmental authority with respect to Taxes;

          (t) "Territories" means each jurisdiction in the continent of Europe (including Eastern Europe, but excluding Belgium until such time, if any, as the Belgian Transfer occurs) and Japan;

          (u) "Transaction Documents" means the collective reference to this

Agreement, the Registration Rights Agreement, the Confidentiality and Noncompetition Agreement, the Allocation Agreement and the Capital Contribution Agreement; and

          (v) "Year 2000 Compliant" means, when used with respect to any software or database, that such software or database will operate accurately and, without interruption, accept, possess and in all manner retain full functionality when referring to, or involving, any year or date in the twentieth or twenty-first centuries.

          SECTION 9.4. Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and, except as otherwise expressly provided herein, supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

          SECTION 9.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

               (i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY RELATED DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

               (ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

               (iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR


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     PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR
     CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE PARTY AT ITS ADDRESS SET FORTH IN SECTION 9.2 OR AT SUCH OTHER ADDRESS OR TO THE ATTENTION OF SUCH OTHER PERSON , AS ANY PARTY SHALL HAVE SPECIFIED BY NOTICE IN WRITING TO THE OTHER PARTIES;

               (iv) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

               (v) WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (i) ABOVE.

          SECTION 9.8. Assignment. Except as provided in paragraph (b) below, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

          SECTION 9.10. Termination of Merger and Stock Option Agreements. PMSI and the Acquiror agree that, effective upon the execution and delivery of this Agreement (and without further action on the part of PMSI, the Acquiror or New Sierra Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Acquiror), except with respect to the provisions hereof incorporating the Designated Representations (which shall be effective as herein provided), the Merger Agreement and the Stock Option Agreement shall be terminated and of no further force or effect, without any liability or obligation on the part of any party thereto.

          IN WITNESS WHEREOF, each of the undersigned caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        IMS HEALTH INCORPORATED


                                        By: /s/ Kenneth S. Siegel

                                           Name:  Kenneth S. Siegel
                                           Title: Senior Vice President, General
                                                  Counsel and Secretary

                                        PHARMACEUTICAL MARKETING SERVICES
                                          INC.


                                        By: /s/ Warren J. Hauser

                                           Name: Warren J. Hauser
                                           Title:


                                        PMSI HOLDINGS LIMITED


                                        By: /s/ Warren J. Hauser

                                           Name: Warren J. Hauser
                                           Title:


                                        SOURCE INFORMATICS EUROPEAN
                                          HOLDINGS L.L.C.


                                        By: /s/ Warren J. Hauser

                                           Name: Warren J. Hauser
                                           Title:





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